Report Date: August 5, 2020

Effective Date: June 12, 2020

NI43-101 Technical Report

Technical Report for the Green Springs Project

White Pine County Nevada

United States of America

By

John J Read, C.P.G

For:	Approved:

Contact Gold Corp.
1050 - 400 Burrard Street Vancouver, BC, Canada V6C 3A6
John Read

Technical Report for the Green Springs Project White Pine County Nevada

Contents

Contents	II
1 Summary	6
1.1 Introduction	6
1.2 Property Description, Location and Ownership	6
1.3 Geology and Mineralization	7
1.4 Exploration	8
1.5 Conclusions and Recommendations	9
2 Introduction and Terms of Reference	10
2.1 Issuer	10
2.2 Terms of Reference	10
2.3 Qualified Person Property Inspection	11
2.4 Sources of Information and Previous Technical Reports	11
3 Reliance on Other Experts	12
4 Property Description and Location	13
4.1 Location of Property	13
4.2 Mineral Tenure	15
4.3 Tenure Agreements and Encumbrances	17
4.4 Royalties	18
4.5 Environmental Liabilities	19
4.5.1 Permits	19
4.5.2 Environmental Liabilities	19
5 Accessibility, Climate, Local Resources, Infrastructure and Physiography	20
5.1 Topography, Elevation and Vegetation	20
5.2 Access to Property	20
5.3 Climate	20
5.4 Infrastructure	21
6 History	22
6.1 Property Ownership & Results	22
6.2 Historical Mineral Resource Estimates	24
6.3 Historical Production	24
7 Geological Setting and Mineralisation	26
7.1 Regional Geology	26
7.1.1 Geological History	26
7.1.2 White Pine Range General Geology	28
7.2 Property Geology	30
7.2.1 Stratigraphy	30
7.2.2 Structural Geology	35
7.3 Alteration and Mineralization	38
7.3.1 Alteration	38
7.3.2 Mineralization	41
8 Deposit Types	45
9 Exploration	46
9.1 Geological Mapping	46
9.2 Surface Geochemistry	47
9.2.1 Rock Sampling	47

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Technical Report for the Green Springs Project White Pine County Nevada

9.2.2 Soil sampling	47
9.3 Geophysical Surveys	50
9.3.1 CSAMT	51
9.3.2 IP Survey	57
9.4 Drilling	60
9.5 Exploration Targets	67
10 Drilling	71
10.1 Summary of Drilling	71
10.2 USMX Drilling	73
10.3 Homestake Drilling	74
10.4 Bronco Creek Exploration Inc. Drilling	74
10.5 DHI Minerals Drilling	75
10.6 Colorado Resources Drilling	75
10.7 Contact Gold Drilling	76
10.7.1 Drilling Method	77
10.7.2 Drill Collar Surveys	77
10.7.3 Downhole Surveys	77
10.7.4 Geologic Logging	77
10.7.5 Drill Results	78
11 Sample Preparation, Analyses and Security	80
11.1 Drilling	80
11.1.1 Historic Operators	80
11.1.2 Contact Gold	82
11.2 Surface Sampling	83
11.2.1 Soil Sampling	83
11.2.2 Rock Sampling	83
11.3 Analytical Data - Quality Assurance/Quality Control	84
11.3.1 Historic Operators	84
11.3.2 Contact Gold	85
11.4 Author's Opinion on Sample Preparation, Security and Analytical Procedures	89
12 Data Verification	90
12.1 Drill Hole Collar Locations	90
12.2 Review of Drill Cuttings	90
12.3 Analytical Data	91
12.3.1 Assay Database Audit	91
12.3.2 Quality Assurance/Quality Control (Qa/Qc)	92
12.4 Limits of Validation	93
13 Mineral Processing and Metallurgical Testing	94
13.1 Cyanide Solubility Analyses	94
13.2 Bottle Roll Testing	95
14 Mineral Resource Estimates	98
15 Adjacent Properties	99
15.1 Gold Rock	100
15.2 Pan	101
15.3 Griffon	101
15.4 Illipah	101
15.5 Yankee	102
15.6 Alligator Ridge	102
15.7 Mount Hamilton	102
16 Other Relevant Data and Information	104

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Technical Report for the Green Springs Project White Pine County Nevada

17 Interpretation and Conclusions	105
18 Recommendations	107
19 References	109
Appendix A Glossary of Technical Terms and Abbreviations	112

Figures

Figure 1: Location of Green Springs property	14
Figure 2: Claim map, Green Springs property	16
Figure 3: Geology of the region surrounding the Green Springs project (adapted from Nevada Bureau of Mines and Geology)	28
Figure 4: Geologic map of the Green Springs project area (Zimmerman, 2004)	32
Figure 5: Stratigraphic section for the Green Springs area. Taken from Russell (2005) as adapted from Wilson et al. (1991)	33
Figure 6: West-facing dip slope above (east of) C pit with scattered dark-colored outcrops of Joana jasperoid. View looking east.	34
Figure 7: Well-bedded Lower Chainman limestone near south end of D pit. View looking north	35
Figure 8: East-West cross-section through Green Springs area (Zimmerman, 2004). View looking north.	37
Figure 9: Contorted beds in lower Chainman decalcified limestone, D pit. View looking north.	38
Figure 10: Strongly bleached and decalcified limestone from Lower Chainman Formation, C pit. View looking south.	40
Figure 11: Alteration of stratigraphic units observed at Green Springs (taken from Russell, 2005; after Wilson et al, 1991)	41
Figure 12: Strongly limonite-stained upper jasperoid in Lower Chainman Formation. View looking north.	41
Figure 13: E-W cross section through the C pit showing shape and stratigraphic position of gold mineralization (taken from Robinson, 2019, after Wilson et al, 1991)	44
Figure 14: Gold in rock samples at the Green Springs project	48
Figure 15: Gold in soil samples on the Green Springs project	49
Figure 16: Index to the four historical geophysical surveys conducted on the Green Springs project (Wright, 2020)	50
Figure 17: Maestro Ventures 2008 CSAMT line locations	52
Figure 18: 100-200m depth slice for inverted CSAMT data from the 2008 Maestro survey (Wright, 2020). Note higher resistivity reflecting the mine trend.	53
Figure 19: Inverted CSAMT section rotated-to-plan view showing low resistivity zones (magenta and purple) that may represent alteration associated with cross-structures. One such zone may represent the C1 structure.	54
Figure 20: 200m depth slice from 2010 CSAMT survey by Bronco Creek Exploration	55
Figure 21: Profiles from 201 CSAMT (Bronco Creek Exploration) rotate to plan view. Pattern suggests a north-south high-angle structural zone west of range front. West-dipping to subhorizontal high resistivity zone may represent Pilot Shale in the subsurface west of this structure.	56
Figure 22: Interpreted CSAMT section, Line 8 (Figure 18), from the west side of the Green Springs claim block, showing the location of holes CW-19 and CW-4 drilled in 2009, and recommended follow up drilling to properly test the target, which was never conducted. Hole CW-4 did not penetrate bedrock. The geologic interpretation is by Bronco Creek Exploration. From Robinson (2019) taken from promotional material generated by Bronco Creek Exploration.	57
Figure 23: IP line locations covering the Echo zone, 2017 survey, Colorado Resources.	58

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Technical Report for the Green Springs Project White Pine County Nevada

Figure 24: Chargeability elevation slice over Echo zone. From 2017 Colorado Resources survey. Note high chargeability in area of dense drilling.	59
Figure 25: Regional reduced to pole magnetics (USGS) showing intrusive complex at Mount Hamilton and north-south protrusion underlying the Green Springs mine trend.	60
Figure 26: Map showing all drilling on the Green Springs project in relation to the various mineralized zones and exploration targets with select intercepts for Contact Gold's 2019 drilling.	61
Figure 27: USMX drilling, 1981-1990. From Robinson (2019).	62
Figure 28: E-W cross-section through the Alpha zone showing mineralized intercepts in Pilot Shale from Contact drill holes GS19-01 -02, -03, -06 in relation to stratigraphy and historic holes. View looking north.	64
Figure 29: Cross-section through the Echo zones showing Contact drill hole GS19-07 in relation to historic drilling. View looking north.	65
Figure 30: Green Springs project targets and mineralized zones shown with historic pits, geology and jasperoid development.	70
Figure 31: Drill hole collar locations at the Green Springs property	73
Figure 32: Control charts for CRM standards used during Contact's 2019 drill program.	87
Figure 33: Analytical results for duplicate sample pairs from Contact's 2019 drill program.	88
Figure 34: Drill sites at Green Springs. A) reclaimed drill pad for GS15-07, note lath on ground which was labelled with hole number, B) reclaimed drill pad for GS1907.	91
Figure 35: Location of properties in the vicinity of the Green Springs project	100

Tables

Table 1: UTM Zone 11N NAD27 coordinates of the Green Springs property	13
Table 2: Unpatented mining claims list with corresponding identification number	15
Table 3: Underlying Owners of the Green Springs property	17
Table 4: Select gold mineralized intercepts which have not been mined out. Includes historic drilling as well as 2019 Contact drill holes.	65
Table 5: Drilling campaigns carried out at the Green Springs property	71
Table 6: Significant gold intercepts from the DHI drilling campaign	75
Table 7: Significant gold intercepts from Colorado Resources 2017 drill program	75
Table 8: Drill collar locations of Contact's 2019 drill program	76
Table 9: Significant intercepts from Contact Gold 2019 drill holes	79
Table 10: Gold mineralized intercepts from Contact Gold's 2019 drilling with determination of oxidation based on cyanide solubility assays (Au-AA13).	95
Table 11: Bottle roll composites	96
Table 12: Summary of bottle roll test results conducted by ALS for Contact Gold on 2019 RC drilling at Green Springs	97
Table 13: Mineral Resource Statement, Seligman Gold-Silver Deposit prepared by SRK for Solitario Resources	103
Table 14: Mineral Reserves Statement, Centennial Gold-Silver Deposit prepared by SRK for Solitario Resources	103
Table 15: Recommended exploration budget for Green Springs	108

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Technical Report for the Green Springs Project White Pine County Nevada

1 Summary

1.1 Introduction

Contact Gold Corp. ("Contact") is a TSX Venture Exchange-listed gold exploration company with various projects in the State of Nevada.  Through its 100% interest in Clover Nevada II LLC ("Clover"), Contact controls a land position on the Green Springs property in White Pine County, Nevada ("Green Springs") through an option agreement executed in 2019.  References here in to Contact and Clover are used interchangeably as it relates to exploration activities at Green Springs.

The author, John J. Read, was engaged by Contact to produce a Technical Report in accordance with Canadian Securities Administrators' National Instrument 43-101 ("NI 43-101") which would summarize exploration data, both historic and recent, from Contact's exploration as well as prior historical exploration activity.  In preparation of this Technical Report the author has reviewed geological, geochemical and drill data and has conducted a site visit of the property.

The Green Springs project is located at the southeast end of the Battle Mountain-Eureka (Cortez) Trend in east-central Nevada, a northwest-oriented alignment of a number of historical and currently producing Carlin type gold deposits.  The property was the location of the past-producing Green Springs mine operated by U.S. Minerals Exploration Company ("USMX") from 1988 to 1990 from which a reported 1.1 million metric tons of ore averaging 2.1 g/t (0.061 oz/ton) gold was produced.  Historical exploration and mining identified significant near-surface oxide gold mineralization occurring along a north-south to north-northeast trend over approximately 4 kilometres (2.5 mi).  The gold mineralization is Carlin type, hosted in Devonian and Mississippian limestone and siliciclastic units, namely the Chainman Formation, Joana Limestone and Pilot Shale.  Historic mining produced gold from the lower Chainman Formation and the upper part of the Joana.

1.2 Property Description, Location and Ownership

Green Springs is located in southwestern White Pine County, Nevada, approximately 100 km (61 mi) southwest of the White Pine County seat at Ely, Nevada.  The Contact land position at Green Springs comprises 220 contiguous unpatented mining claims administered by the United States Department of the Interior's Bureau of Land Management (the "BLM") which Clover currently controls under an option agreement dated July 23, 2019 (the "Option Agreement") with DHI Minerals (US) Ltd. ("DHI") and Nevada Select Royalty Inc. ("Nevada Select", both wholly-owned subsidiaries of Ely Gold Royalties Inc. ("Ely Gold")).  In accordance with the agreement, Clover has the option to acquire a 100% interest in the property, subject to certain payments being made.  The property is encumbered by several royalties payable to underlying owners ranging from 3.0% NSR to 4.5% NSR.

The project is located on lands administered by the United States Forest Service (the "USFS") and the BLM.  Contact is currently exploring the property under an approved Plan of Operations ("PoO") on lands administered by the USFS and an approved Notice of Intent for a small portion of the property on BLM land.

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Technical Report for the Green Springs Project White Pine County Nevada

1.3 Geology and Mineralization

Situated within the Basin and Range province of Nevada, the Green Springs property is located on the western flank of the White Pine Mountain Range, comprised largely of Cambrian through Permian carbonate and clastic sedimentary rocks deposited in shelf and foreland basin environments that have been folded and thrust faulted by Mesozoic compression, and subsequently overprinted by Tertiary extension.  The physiography of the region is largely a reflection of extensional block faulting, resulting in north and northwest trending mountain ranges separated by gravel-filled valleys.

The property is underlain by a sequence of Paleozoic carbonate and siliciclastic sedimentary rocks ranging in age from Devonian to Mississippian.  These include the Devonian Guilmette Formation, Devonian-Mississippian Pilot Shale, Mississippian Joana Limestone, Mississippian Chainman Formation and Mississippian Diamond Peak Formation.  Igneous rocks are not abundant on the property, consisting of a small outcrop of felsic intrusive rocks in the northwest part of the claim block and a felsic dike encountered in drilling.  Two Cretaceous-age granitic intrusions are exposed at Mount Hamilton, 12 kilometres (7.5 mi) to the north.

Paleozoic strata at Green Springs were affected by a sequence of deformational events that is consistent with that observed across the Basin and Range.  These structures include:  folding and thrust faulting of probable Mesozoic age; high-angle faulting that formed north-northeast, west-northwest and north-south striking faults; low-angle younger-over-older faulting of unknown age (though may be Late Mesozoic or Early Tertiary); and Tertiary extension-related faulting that formed north and north-northeast-striking faults as well as low-angle detachments.

The most prominent features in the Green Springs project area are two parallel north-south trending anticlines that extend through much of the property. These are broad open anticlines plunging slightly to the south-southwest.  The Green Springs mine trend, which encompasses the past-producing Green Springs mine and other known mineralized zones, is situated on the faulted western limb of the western of these two anticlines.

Hydrothermal alteration associated with Green Springs gold mineralization is typical of Carlin-type deposits.  Alteration in these deposits is characterized by decalcification (carbonate removal by acidic hydrothermal fluids); silicification in the form of jasperoid; oxidation, generally as limonite and earthy hematite after very fine-grained pyrite; and crystalline barite.  Decalcification of the calcareous lower part of the Chainman Formation results in a strongly bleached, porous rock within and in close proximity to mineralized zones at Green Springs. Abundant voids and cavern development in limestone units also occurs and is a result of carbonate removal.  Jasperoid is abundant at Green Springs and is largely controlled by stratigraphy, with jasperoid horizons developed at the top and bottom of the gold-hosting lower Chainman limestone and in the upper part of the Joana Limestone.  Dark-colored resistant jasperoid outcrops of upper Joana are prevalent across the property.

Most mineralization discovered to date is oxidized.  Some unoxidized intervals with disseminated pyrite have been observed in drill holes at depth, particularly in the dark-colored mudstone/siltstone in both the Chainman and Pilot formations.  Based on cyanide leach assays from Contact's recent drilling and preliminary bottle roll tests, cyanide solubilities are generally quite good.

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Technical Report for the Green Springs Project White Pine County Nevada

Multielement geochemical analyses on drill samples as well as surface samples at Green Springs indicates that gold is associated with arsenic, antimony, mercury and thallium.  This trace element geochemical association is typical of Carlin type gold deposits.  Examination of several intervals from Contact's 2019 drill holes show that gold-mineralized intercepts generally contain hundreds of ppm As, tens of ppm Sb, Hg >0.5 ppm (commonly >1 ppm), and Tl >1 ppm (commonly tens of ppm).

1.4 Exploration

The Green Springs project area has been the subject of a number of campaigns of exploration activity carried out by several previous operators and currently by Contact.  These exploration programs have included geologic mapping, widespread soil sampling, rock sampling, geophysical surveys and drilling.  The most recent activity is Contact's 2019 and ongoing exploration program which has included rock sampling, target delineation and the drilling of 10 reverse circulation ("RC") holes in 2019.

Exploration in the area dates to the late 1970's with a USMX program targeting jasperoid occurrences which led to the staking of claims in 1979.  The first drill programs began shortly thereafter.  Beginning in 1986, USMX began more aggressive exploration on the property which culminated in resource development and ultimately mining.  The Green Springs mine operated from 1988 to 1990.  After cessation of mining, the original claims were abandoned and essentially no activity took place until the late 1990's when Homestake Mining Company ("Homestake") conducted a small program.  The initial claims that constitute the core of the claim position today were staked in 2003 by Genesis Gold Corporation ("Genesis").  Since that time the property has been leased to various operators who conducted programs including mapping, sampling, geophysics and some drilling.  DHI, Bronco Creek Exploration Inc. ("Bronco", now a wholly-owned subsidiary of EMX Royalty Corp.) and Colorado Resources Ltd. ("Colorado") each completed small drill programs.  Peripheral ground was staked by Bronco in 2008 and by Colorado in 2016.  That, plus the addition of a small position on the north end of the property in 2010, resulted in the current claim block of 220 claims.  Contact optioned the claims from subsidiaries of Ely Gold in July 2019.

Contact's 2019 program comprised field confirmation of mineralized zones and targets, rock sampling and the drilling of 10 RC holes.  Their drilling was mainly confirmatory, drilling in zones of known mineralization on various targets across the property but focusing on mineralization in Pilot Shale.

Available data indicate that 661 RC holes totalling 38,974 metres (127,834 ft) were drilled at Green Springs by Contact and other historical operators.  The vast majority of that drilling was carried out by USMX in the 1980's and many of those holes have been mined out.  Since that time only 55 holes have been drilled on the project.

Various exploration targets exist in the project area.  USMX originally defined five target areas/mineralized zones, eventually mining gold from two of them.  These are mostly located along the main north-south mine trend (Echo, Bravo, Charlie zones); the Alpha target occurs to the northeast of the trend.  These targets have seen varying amounts of drilling and it is envisioned that exploration potential still remains in most of them.  In addition to these mineralized zones, several other target areas have been identified off of the mine trend.  Most of these have not been drill tested.

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Technical Report for the Green Springs Project White Pine County Nevada

1.5 Conclusions and Recommendations

Past exploration and Contact's current program indicate the Green Springs project has potential for discovery of additional Carlin type gold mineralization.  The majority of historic exploration activity focused on mineralization hosted in the Chainman Formation/Joana Limestone part of the stratigraphy. It is felt that this concept still holds potential but that it may be somewhat limited.  Some of the historic exploration endeavours, as well as Contact's recent work, have demonstrated that the Pilot Shale is a viable host rock at Green Springs, as it is elsewhere in the region.  This part of the stratigraphy remains largely unexplored through most of the project area, and thus represents significant potential for discovery of additional mineralization.  Therefore, further work at Green Springs is warranted.  Such efforts should include additional drilling on targets with demonstrated Pilot-hosted mineralization as well as untested targets throughout the project.  Drill holes should attempt to penetrate the Pilot Shale/Guilmette Limestone contact as this contact is considered particularly favorable.  Follow-up detailed geologic mapping and sampling on certain targets is advisable and acquisition of additional geophysical data, particularly magnetics and gravity, is also recommended.

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Technical Report for the Green Springs Project White Pine County Nevada

2 Introduction and Terms of Reference

The purpose of this Technical Report is to provide Contact with a synthesis of all data for the Green Springs project and to support a potential public offering.  It is the first synthesis of all available data (historic as well as recent data generated by Contact) for Green Springs and is based on a detailed review of published and unpublished geologic and geophysical data, maps and reports compiled from private, academic and government sources by the author.  This Technical Report has been prepared in accordance with the disclosure and reporting requirements set forth in the Canadian Securities Administrators' National Instrument 43-101, Companion Policy 43-101CP, and Form 43-101F1, as amended (together, "NI 43-101").

Green Springs is an exploration-stage project located on the southern end of the Battle Mountain - Eureka Trend (aka Cortez Trend) of Carlin-type gold deposits.  More than 23 million cumulative ounces of gold have been produced from deposits on this trend.  The property includes the past-producing Green Springs mine operated by USMX; comprising three open pits that were mined in the late 1980's. Zones of drilled mineralization outside of mined areas occur at the Alpha, Bravo and Echo (A,B, and E) zones that were discovered but not mined by USMX.  A new discovery was made at the Golf target by Colorado in 2017, and several other gold targets have been identified, but not drilled at the Tango, Foxtrot and Whiskey targets.

2.1 Issuer

Contact Gold Corp. was formed pursuant to a reverse-takeover transaction between Winwell Ventures Inc. ("Winwell") and Carlin Opportunities Inc. in June 2017.  Immediately thereafter, Winwell initiated activities in the State of Nevada and changed its name to Contact Gold.  Contact then acquired Clover from a subsidiary of Waterton Global Resource Management ("Waterton").  At the time, Clover owned 13 exploration-stage properties in Nevada.  Contact was listed on the TSX Venture Exchange (the "TSXV") on June 15, 2017, and is the 100% owner of Clover Nevada  LLC.

Upon closing of the transaction between Waterton and Contact, Waterton received CAD 7 million in cash, a 37 percent common share ownership position in Contact, and preferred shares with a face value of CAD 15 million.  Pursuant to an Agreement dated July 23, 2019 with DHI and Nevada Select, Contact acquired an option to purchase 100% interest in Green Springs subject to certain payments and retained royalties.

2.2 Terms of Reference

John Read, MSc., CPG, has prepared this technical report on the Green Springs project at the request of Contact.  This report is the first comprehensive 43-101 Technical Report on the project to incorporate most of the historic exploration data.  It has been prepared in accordance with the disclosure and reporting requirements set forth in NI 43-101.

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Technical Report for the Green Springs Project White Pine County Nevada

2.3 Qualified Person Property Inspection

This Technical Report is authored by and has been prepared under the supervision of John Read, MSc., CPG, at the request of Contact.  Mr. Read is an independent consulting geologist and is a qualified person (QP) under NI 43-101.  Mr. Read is considered independent of Contact, having no affiliation with the company other than as an independent consultant. Mr. Read visited the project on June 1, 2020, during which he reviewed geologic maps, inspected reverse circulation drill cuttings and examined outcrops and historic mine pits.  He has also located and verified drill sites, claim posts and rock sample locations in the field at Green Springs.

The author has reviewed most of the available data and has made judgments about its adequacy and general reliability.  Mr. Read has made such investigations as deemed necessary in his professional judgment to be able to reasonably present the conclusions discussed herein.

The Effective Date of this Technical Report is June 12, 2020.

2.4 Sources of Information and Previous Technical Reports

Various proprietary and public information was compiled and reviewed in the preparation of this Technical Report.  Data required for its preparation was provided by Contact in paper and digital format.  These data and their sources are cited within the report and included as references in Section19.

Contact has not previously filed a Technical Report on Green Springs.  A Technical Report for the Green Springs project was prepared by R. H. Russell ("Russell") for Palladon Ventures Ltd. ("Palladon"), dated September 22, 2005, but very little historic data was available to Russell at the time.

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Technical Report for the Green Springs Project White Pine County Nevada

3 Reliance on Other Experts

Mr. Read is not an expert in legal matters, such as the assessment of the validity of mining claims, mineral rights, and property agreements in the United States or elsewhere.  Furthermore, Mr. Read is not an expert in the environmental, social, or political issues associated with Green Springs.  The author has therefore relied upon information and opinions provided by Neil Whitmer, Manager of Land, Legal and Permitting for Contact with regards to the following:

•  Section 4.2, which pertains to land tenure;

•  Sections 4.3 and 4.4, which pertains to legal agreements and encumbrances; and

•  Section 4.5, which pertains to environmental permits and liabilities.

The author, however, has reviewed certain documents provided by Contact including:

•  Option Agreement dated July 23, 2019 between Clover Nevada II Inc., Ely Gold Royalties Inc., DHI Minerals (US) Ltd, and Nevada Select Royalty, Inc.

•  Current Federal and County mining claim maintenance fee filings

As far as the author is aware, a title opinion for Contact's concessions has not been rendered.

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Technical Report for the Green Springs Project White Pine County Nevada

4 Property Description and Location

4.1 Location of Property

The Green Springs property is located on the western flank of the White Pine Range in southwestern White Pine County, Nevada, approximately 360 kilometres (223 mi) east of the capital city of Carson City and approximately 100 km (61 mi) southwest of the White Pine County seat at Ely, Nevada (Figure 1).  The claim package encompasses approximately 4,150 acres (1,680 ha) in parts of Sections 13-16, 21-24, 26-28, 33 & 34 of T 15 N, R 57 E and Sections 3 & 4 of T 14 N, R 57 E.

The property boundaries are irregular but are situated within a rectangular area with UTM coordinates in Zone 11N, NAD27.

Table 1: UTM Zone 11N NAD27 coordinates of the Green Springs property

Corner	X (metres) - Easting	Y (metres) - Northing
NW	623800	4335930
NE	628355	4335930
SW	623800	4329700
SE	628355	4329700

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Technical Report for the Green Springs Project White Pine County Nevada

Green Springs Project Area
18N 57E
18N 58E
US Hwy 50
17N 57E
17N 58E
16N 56E
16N 57E
16N 58E
15N 56E
15N 57E
Green Springs Project
White Pine County, Nevada
US Highway 50
White Pine County Road 5
Existing Access Road
Project Area
5 mile
3 km

Figure 1: Location of Green Springs property

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Technical Report for the Green Springs Project White Pine County Nevada

4.2 Mineral Tenure

The Green Springs property consists of 220 contiguous unpatented mining claims (Figure 2, Table 2).

Table 2: Unpatented mining claims list with corresponding identification number

Property Name	Identification Number
Unpatented claims Bee and Eek; John Cox owner	BLM # NMC 748756 & 748757
Unpatented claims GRS 66-71, 86-92, 201-204, 204-209, 301-308, 405-408, 505-509, 603-609, and 702-707; DHI owner	BLM # NMC 883305-883359
Unpatented claims GSR 110-112, 210-212, 309-311, 409-411; DHI owner	BLM # NMC 859884-859895
Unpatented claims GRS 703-704, 800-804, 900-903; DHI owner	BLM # NMC 1031125-1031135
Unpatented claims CW 20-24, 27-32, 38-43, 47-53, 57-63, 69-73, 80-83, 91-92, 100-102, 111-112, 137-150, 152-162, 164-183, 190-196, 200-201, 206-211, 217-220, 227, 260; DHI owner	BLM # NMC 1093797-1093909
Unpatented claim CW 900; DHI owner	BLM # NMC 1104339
Unpatented claim CW 604; DHI owner	BLM # NMC 1105486
Unpatented claims CAT 100-116, 121-125, 127-128, 135-137; Nevada Select owner	BLM # NMC 1140296-1093909

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Technical Report for the Green Springs Project White Pine County Nevada

Cox Claims (3% NSR)
GSR/GRS Claims (3% NSR)
CW Claims (3.5% NSR)
CAT Claims (4.5% NSR)
0 km
1 km
T15N
T14N

Figure 2: Claim map, Green Springs property

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Technical Report for the Green Springs Project White Pine County Nevada

4.3 Tenure Agreements and Encumbrances

The 220 claims have various underlying ownership agreements detailed in Table 3.

Table 3: Underlying Owners of the Green Springs property

Underlying Owner	# of Claims
John Cox	2
DHI Minerals (US) Ltd.*	191
Nevada Select Royalty, Inc.*	27
*Wholly-owned subsidiary of Ely Gold

Pursuant to an Agreement dated July 23, 2019 (the "Option Date"), Clover, a Nevada limited liability company of which Contact is the sole partner, has an option to acquire a 100% interest in each of the properties of DHI and Nevada Select (together with Ely, the "Optionor") and has been assigned a January 16, 2013 Mining Lease and Option to Purchase Agreement in the John Cox properties. Under the terms of the Agreement, Clover (along with Contact, the "Optionee") can earn an undivided 100% interest in the Optionor's Green Springs properties by making the following payments:

(a) reimburse the Optionor for 2019 claim fees in a pro-rated amount of $6,125 on the Option Date

(b) issue to Ely Gold 2,000,000 Contact shares within 5 business days from TSXV acceptance of the Option Agreement;

(c) reimburse the Optionor or otherwise pay Bronco* $25,000 for the 2019 option payment due under the Bronco Agreement relating to the "CW" claims on June 30, 2019;

(d) $50,000 on the first anniversary of the Option Date;

(e) $50,000 on the second anniversary of the Option Date;

(f) $50,000 and on the third anniversary of the Option Date; and

(g) $100,000, on the fourth and final anniversary of the Option Date.

*Bronco was the original owner of the CW claims, subsequently acquired by DHI.

At the option of the Optionee, any Payment may be made, subject to TSXV approval, by the Optionee issuing the equivalent value in Contact common shares, to Ely Gold (the Optionors are wholly-owned subsidiaries of Ely Gold) at the volume weighted average price ("VWAP") per Contact share on the TSXV for the 30 trading days prior to the payment date of the Payment. Except that, if the VWAP is less than CAD 0.10, the payment shall be made in cash.

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Technical Report for the Green Springs Project White Pine County Nevada

Also pursuant to the Option Agreement, Contact shall pay all mining claim maintenance and rental fees that would be otherwise due to the appropriate government agency or agencies and all amounts that would be due and payable to other parties of underlying agreements.

The underlying surface in the project area is administered by the BLM and the USFS.

The BLM administers all unpatented mining claims.  These require a $165 per claim annual rental fee paid to the BLM and a payment of $12 per claim to the respective county.  Contact asserts that it has made these payments and the claims are in good standing through August 31, 2020.  The author has reviewed the BLM and County claim fee filings as provided by Contact and has verified that all payments are current.

4.4 Royalties

The property is subject to the following royalties:

  3.0% NSR royalty on the two Cox claims
  3.0% NSR royalty on the seventy-six GSR and GRS claims
  3.5% NSR royalty on the one hundred-fifteen CW claims
  4.5% NSR royalty on the twenty-seven CAT claims

The property is subject to the following advance royalties:

  A 20 troy ounce (or cash equivalent) annual advance royalty payment is owed on the CW claim block.  After the issuance of a Feasibility Study and until commencement of commercial production, annual advance royalty payment is 35 troy ounces.  Annual advance royalty payments are set off and credited against 80% of royalty payments as they come due.

  A $5,000 annual advance royalty payment is due on the Bee and Eek claims.

The claims subject to these various royalty agreements are summarized on Figure 2.

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Technical Report for the Green Springs Project White Pine County Nevada

4.5 Environmental Liabilities

4.5.1 Permits

Contact is currently exploring the Green Springs property under an approved PoO (#09-14-01) that covers 801 acres (324 ha) located on land administered by the USFS in Sections 14, 15, 22, 26, 27, and 34, Township 15N, Range 57E. Within the area of the PoO exploration-related disturbance and reclamation bonding can be conducted in two phases of up to 3.5 acres in phase I and an additional 71.5 acres in phase II. A reclamation bond of $62,100 has been posted with the USFS.

The PoO was submitted to the USFS in October of 2013 by DHI and approved by the USFS in September of 2014.  Enviroscientists Inc. (now EM Strategies), an environmental consulting company, provided the necessary biological baseline studies for vegetation and wildlife; ASM Affiliates completed a cultural resources inventory; and the USFS prepared a geohydrology report in support of the September 2014 Environmental Assessment.

The Green Springs project also has the requisite Reclamation Permit (#3809) issued by the State of Nevada for disturbance exceeding 5 acres that mirrors the PoO.

In addition, Contact has obtained an approved BLM Notice (NVN-98617, Green Springs Project NOI) for the BLM-controlled portion of the property with a total planned disturbance currently of approximately 0.5 acres located in Sections 21, 28, and 33 of Township 15N, Range 57E.  A reclamation bond in the amount of $5,453 has been approved by the BLM.

4.5.2 Environmental Liabilities

The Green Springs property is not subject to any known environmental liabilities.  Facilities used by USMX during mining operations have been removed and reclaimed.  The heap leach pads remain but have been recontoured and revegetated.  The three pits are still open but protected by berms and boulders at access points.  There are no obvious remaining environmental liabilities, but no inquiries have been made with the BLM or USFS.

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Technical Report for the Green Springs Project White Pine County Nevada

5 Accessibility, Climate, Local Resources, Infrastructure and Physiography

5.1 Topography, Elevation and Vegetation

The property is situated on the west flank of the White Pine Range at the mouth of Cathedral Canyon.  Elevations range from 1,850 to 2,300 metres (6,070 to 7,550 ft).  The project is situated on the Green Springs U.S.G.S. 7.5 minute topographic quadrangle.  Most of the property comprises gently rolling hills to flat sagebrush and grass covered flats on the westernmost portions of the property. Moderately steep topography with local limestone cliffs occur on the eastern side where vegetation is predominately Pinion Pine, with lesser Juniper and Mountain Mahogany trees with bitterbrush, sagebrush and grass understory.

5.2 Access to Property

The project can be accessed from Eureka, Nevada going west on Highway 50 for 50 kilometres (31 miles) or from Ely, Nevada going east on Highway 50 for 60.5 kilometres (37 miles) to White Pine County Road 5, the Green Springs road, which is a well-marked and maintained gravel road.  The Green Springs road continues, bearing right (southwest) at this first intersection, and then bearing left (south) at the next unmarked intersection, (west at this second intersection leads to Fiore Gold Ltd.'s ("Fiore") Gold Rock project).  Twenty-one miles south of the paved highway, a left turn off road off County Road 5 leads into the claim block.  A large grove of big cottonwood trees that surround Green Springs proper are visible 100 metres ahead, and the reclaimed heap leach pads, dumps and highwalls are visible on the left.

5.3 Climate

The climate can be described as dry and montane.  Temperatures are cool to cold during the winter, with occasional moderate snowfalls, and summers are warm with cool nights. The area is fairly dry during the summer.

The average amount of precipitation for the year in Eureka is 23 cm (9.0 in). Precipitation occurs as snow in the winter months, and the month with the most precipitation on average is April with 2.5 cm (1.0 in) of precipitation. The month with the least precipitation on average is July with an average of 1.5 cm (0.6 in). There is an average of 80.3 days of precipitation annually, with the most precipitation days occurring in April with 9.9 days and the least number of days of precipitation occurring in August with 3.8 days.

The average temperature for the year in Eureka is 7.6°C (45.6°F). The warmest month, on average, is July with an average temperature of 20.7°C (69.2°F). The coolest month on average is January, with an average temperature of -4.6°C (23.8°F).  The highest recorded temperature in Eureka is 40.6°C (105.0°F), which was recorded in July. The lowest recorded temperature in Eureka is -38.3°C (-37.0°F), recorded in February.

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Technical Report for the Green Springs Project White Pine County Nevada

5.4 Infrastructure

A highly-trained mining and industrial workforce is available at Ely and Eureka, as well as the mining and exploration support hubs located in Elko, Nevada and Salt Lake City, Utah.  All of these communities currently support large open-pit mining operations.  Mining and industrial equipment, fuel, maintenance, and engineering services and supplies are available in Ely and Elko, as are telecommunications, a regional commercial airport, hospitals, and banking.

The access road from Highway 50 to Green Springs is gravelled sufficiently for year-round access, although during extremely wet conditions, access may be temporarily disrupted.

There are no inhabitants in the immediate project area and there is no electrical power at the project site. Grid power exists at the town of Duckwater, located 33 km down the valley to the south, and a powerline could likely be run along the county road with minimal permitting.  The western portion of the project is flat and would likely be amenable for siting a processing plant, tailings storage areas, waste disposal areas, and leach pads.

Year-round surface water is not available within the project area, but the historic Green Springs mine obtained water from a well at Green Springs 2 kilometres (1.25 mi) away.  Contact has an agreement with the owners of the Green Springs well to purchase drill water.

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Technical Report for the Green Springs Project White Pine County Nevada

6 History

6.1 Property Ownership & Results

The Green Springs project is located within the White Pine mining district.  Prior to the 1980's there were no known mineral deposits on the property; however, there is one small shaft at the Alpha zone of unknown age.

The potential for gold mineralization at Green Springs was recognized in the first major "rush" of exploration for a newly recognized gold deposit type, the Carlin type gold deposit. The first modern lode mining claims at the Green Springs property were located by USMX in 1979 (Wilson, et al., 1991). Since that time, the Green Springs property has been under control of various companies who have conducted exploration programs of differing size and scale; the most extensive historical work was done by USMX, which included production from the Green Springs mine.

The period beginning in the late 1970's represents the first exploration efforts at Green Springs and began with regional reconnaissance by USMX focusing on jasperoid occurrences.  USMX staked the initial claims at Green Springs covering a 4 kilometre (2.5 mi) north-trending band of jasperoid outcrops on the western flank of the White Pine Range (Wilson et al., 1991).  Following that, and until 1986, exploration activities were undertaken by USMX's five joint venture partners. In 1986, USMX themselves took on exploration on the property.  Initial efforts were promising. A detailed soil sampling program was conducted over the band of jasperoids that were subsequently found to reflect the main gold trend. Gold values as high as 3.4 g/t Au (0.1 oz/ton) were obtained from soil samples over argillized (decalcified) limestone next to relatively barren jasperoid outcrops in areas that subsequently turned out to be over the main gold deposits.  USMX commenced drilling at the same time and the fourth drill hole in the program intersected 21 metres (69 ft) of 1.9 g/t gold (0.055 oz/ton) USMX's efforts eventually culminated in developing a gold resource and, ultimately, mining from three open pits, starting in 1988.  The Green Springs mine operated until 1990 (Wilson et al., 1991).

After mining ceased, the original USMX claims were eventually abandoned and by the middle 1990's the ground was open again.  Former USMX geologist John Cox located two claims along the mineralized trend in the late 1990's which he currently holds.

Following closure of the Green Springs mine, the project area saw essentially no activity until 1997 when  Homestake entered the district and established a claim position covering the mine trend and ground to the west (review of land records in LR2000, Neil Whitmer, personal communication).  Little is known of Homestake's program other than the drilling of 13 moderately deep drill holes in 1997 and 1998 on BLM ground several hundred metres west of the Green Springs mine trend.  Contact has drill hole locations, orientation and lithology data in their database, but possesses no assays or any other information related to Homestake's drilling or other exploration activities. (Contact has inquired with Barrick Gold Corp. --who purchased Homestake in 2001-- for the data).  Homestake dropped the claims in 1998 (Neil Whitmer, personal communication).

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In 2003 Genesis located 65 claims covering the area of historic production and drilling.  The Genesis claim position was subsequently leased to Palladon in 2004.  At the same time, Genesis optioned the two Cox claims and subleased them to Palladon.  In 2005, Palladon commissioned a NI 43-101 technical report for the project (Russell, 2005).  Shortly afterward, Palladon signed an option agreement with Maestro Ventures Ltd ("Maestro" later re-named Invenio Resources "Invenio") in May 2006 to explore the Genesis property.  Invenio ultimately terminated its option agreement in 2013, and Genesis relinquished its option of the Cox claims.  Both Palladon and Maestro undertook limited exploration programs that included geologic mapping and sampling and Maestro contracted a CSAMT survey.  No drilling was done by either company.

In 2008, Bronco located claims surrounding the Genesis claim block to the east and west (CW claims).  Bronco conducted geologic mapping, sampling and a geophysical survey (CSAMT and NSAMT).  In 2009 they drilled six holes on the west side of the Green Springs mine trend that were designed to test structural interpretations derived from CSAMT data (Robinson, 2019).

In 2010 Genesis added 11 claims to their position to cover some recently dropped ground in the north end of the Green Springs area over what is now referred to as the Tango target. This brought Genesis' position to total 76 claims.

Ely Gold, via its wholly owned subsidiary DHI, purchased the rights to the Genesis claims from Palladon in February, 2013, subject to a royalty interest retained by Genesis.  At the same time, Ely Gold acquired rights to the two Cox claims as well as the CW claims from Bronco.  DHI drilled 14 holes in 2015 in the area of past production and along the mine trend.

In April 2013, Ely Gold commissioned a preliminary resource estimation from SRK Consulting, Denver Colorado.  According to a technical memorandum dated April 16, 2013 (SRK, 2013), SRK produced a non-Canadian Institute of Mining ("CIM") compliant resource estimate within only the area of past production at C pit, C North, D pit and E zone.  The data provided to SRK comprised assays for 182 drill holes, though many of these holes had incomplete assay information.  SRK further noted other issues, including lack of a geologic model and inaccuracies in the topographic model among other items.  The following excerpts are from SRK (2013):

…given the unverified nature of the data, the lack of detail in surface topography, and the lack of discount for previous mining…. all resources are stated as potential or conceptual…

…all mineral resources [SRK estimated] are considered preliminary due to the inability to validate the data, the inaccuracy of the topography, and the inherent uncertainty in the previous production…

…at this time it is impossible to determine the exact amount of ounces of Au remaining…

Despite the foregoing, SRK estimated an unclassified resource of approximately 72,000 ounces gold at a grade of 0.058 oz/t.  As was noted by SRK and has been noted herein in Sections 10 and 11, numerous uncertainties exist concerning the historic data.  The resource estimate stated within SRK's memorandum is not compliant to CIM standards and should not be relied upon. It is mentioned here only for historic context. A qualified person has not done sufficient work to classify the historical estimate as current mineral resources or mineral reserves and Contact Gold is not treating the historical estimate as current mineral resources or mineral reserves.

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Technical Report for the Green Springs Project White Pine County Nevada

In December 2016, Colorado leased the claims from Ely Gold and extended the claim block to the south with 27 additional claims along the projection of the mine trend in that direction. Colorado conducted a program that included geologic mapping, rock and soil sampling and the drilling of 12 holes in 2017.  Their drilling concentrated on peripheral targets along the mine trend to the north and south of the area of production, as well as two holes in the Golf target, situated well east of the mine trend.  Colorado Resources terminated their lease agreement in May 2018, with the claims (including those staked by Colorado) reverting back to Ely Gold.

Contact optioned the property from Ely Gold in July 2019 and currently holds the property under option.  Contact's work to date has comprised some target evaluation, rock chip sampling and a 10-hole confirmatory drill program.

6.2 Historical Mineral Resource Estimates

In April 2013, Ely Gold commissioned a preliminary resource estimation from SRK Consulting, Denver Colorado.  According to a technical memorandum dated April 16, 2013 (SRK, 2013), SRK produced a non-CIM compliant resource estimate within only the area of past production at C pit, C North, D pit and E zone,  The data provided to SRK comprised assays for 182 drill holes, though many of these holes had incomplete assay information.  SRK further noted other issues, including lack of a geologic model, inaccuracies in the topographic model among other items.

Despite the foregoing, SRK estimated an unclassified resource of approximately 72,000 ounces gold at a grade of 0.058 oz/t.  As was noted by SRK and has been noted herein in Sections 10 and 11, numerous uncertainties exist concerning the historic data.  The resource stated within SRK's memorandum is not CIM compliant and should not be relied upon. It is mentioned here only for historic context.

A qualified person has not done sufficient work to classify the historical estimate as current mineral resources or mineral reserves and Contact Gold is not treating the historical estimate as current mineral resources or mineral reserves.

6.3 Historical Production

Approximately 74,000 ounces of gold was produced at the Green Springs mine by USMX from May 1988 to early 1990. Mining was from three pits,  the "C", "C North" and "D" which in total produced 1.1 million metric tons averaging 2.1 g/t (0.061 oz/ton) gold at a cutoff of 0.7 g/t (0.02 oz/ton), with a strip ratio of 2.7 to 1 (Wilson et al., 1991) The largest pit, the C pit, covered three closely spaced mineralized zones that contained one million tons averaging 1.9 g/t gold (0.055 oz/ton). The highest grade gold mined on the Green Springs property was from the D pit, which yielded 140,000 metric tons that averaged 2.4 g/t (0.07 oz/ton) from a single 395-foot by 100- foot by 100-foot shoot (120-m by 30-m by 30-m; Wilson et al., 1991).  Mined ore was crushed and agglomerated and placed on leach pads with final recovery from carbon columns.  Gold recoveries were reported to be 80% (Wilson et al., 1991).

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Technical Report for the Green Springs Project White Pine County Nevada

USMX ceased operations at Green Springs prior to running out of ore when they acquired the Yankee gold deposits near the Alligator Ridge mine, which they viewed as more lucrative (John Cox, personal communication).

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Technical Report for the Green Springs Project White Pine County Nevada

7 Geological Setting and Mineralisation

The Green Springs project is located at the southeast end of the Battle Mountain - Eureka (Cortez) Gold Trend, a northwest alignment of a number of historical and currently producing Carlin style gold deposits that have produced in excess of 23 million ounces of gold and contain more than 35 million ounces of gold in reserves and in combined Measured and Indicated mineral resources (various annual reports at www.barrick.com and www.newmont.com; www.ssrmining.com; as compiled by Gustin, 2013).  Situated within the Basin and Range province of Nevada, the Green Springs property is located on the western flank of the White Pine Mountain Range, which consists largely of Cambrian through Permian carbonate and clastic sedimentary rocks deposited in shelf and foreland basin environments that have been folded and thrust faulted by Mesozoic compression, and subsequently overprinted by Tertiary extension.

A geologic map of the region surrounding the Green Springs area is presented in Figure 3.

7.1 Regional Geology

7.1.1 Geological History

The following geologic history pertains to most of western North America and the Great Basin and has been synthesized from various sources, including Dickinson (2006, 2004) and summaries by Cline et al. (2005), Dufresne et al. (2020), Ressel and Henry (2006), Nutt and Hofstra (2007).

Precambrian

During the Mesoproterozoic, Paleoproterozoic terranes were accreted to the Archean Wyoming craton, this incorporation causing the formation of the supercontinent Rodinia.  Rifting of the supercontinent initiated in the Neoproterozoic, ultimately causing the separation of Laurentia which forms the core of the North American craton.

Paleozoic

As a result of Neoproterozoic rifting related to the breakup of Laurentia, early to middle Paleozoic sedimentation occurred along the (at the time)  passive North American continental margin, resulting in deposition of a sequence of Cambrian to Devonian miogeoclinal carbonate shelf and slope rocks.  Further west deep water fine-grained siliciclastic sedimentation was occurring at this time.

In Late Devonian and early Mississippian time, eugeoclinal siliciclastic and basaltic rocks were thrust eastward during the Antler Orogeny.  The Roberts Mountains thrust is the principal tectonic feature of this event, placing the eugeoclinal rocks over the shelf-slope sequence.  The leading edge of the Roberts Mountains allocthon occurs to the west of the Green Springs area.  A foreland basin formed to the east of the Antler orogenic belt and starting in Mississippian time, syn- and post-ororgenic overlap sequence rocks were deposited on the leading edge of the allocthon and in the foreland basin to the east. This region includes the Green Springs area.

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Technical Report for the Green Springs Project White Pine County Nevada

Further west, in Late Permian to Early Triassic time, another thrusting event placed oceanic facies of the Golconda allocthon over the dormant Antler orogen as part of the Sonoma orogeny.

Mesozoic

An east-dipping subduction zone was established along the western margin of North America by the Middle Triassic (Cline et al. 2005). The main magmatic arc, represented by the Sierra Nevada Range, lay to the west of northern Nevada. Magmatism related to this occurred in northern Nevada during the Middle to Late Jurassic with the emplacement of back arc volcanic-plutonic complexes and lesser lamprophyre dikes (Cline et al. 2005; Barton et al., 2011 ) and in the Cretaceous (I-type granitoids in the Early Cretaceous to S-type peraluminous granites in the Late Cretaceous; Barton, 1990).  At ~65 Ma magmatism shifted eastward into Colorado and did not resume in Nevada until ~42 Ma (Lipman et al., 1972; Cline et al. 2005).

The area encompassing what is now Central Nevada to central Utah has undergone various deformational pulses from the Middle Paleozoic (Antler orogeny) through the Mesozoic (Elko orogeny, Sevier orogeny) (Thorman and Peterson, 2004).  Contraction during the Mesozoic produced north-trending fold and thrust belts in the backarc region.  One prominent tectonic feature in western Nevada is the Luning-Fencemaker thrust, related to mid-Jurassic contraction.  Also, during this time folding and thrusting related to the Elko Orogeny of Thorman and Peterson (2004) occurred in northeastern Nevada. Structures related to this event are documented in the area around Elko Nevada, the Cortez Range and the Pinion Range (Thorman and Peterson, 2004; Ketner and Alpha, 1992).

Contact geologists suggest that the Green Springs area is likely to have been affected by deformation related to the Elko orogeny from Permian and into Tertiary time.  Various tectonic features observed at Green Springs including folds, older-over-younger thrusts and younger-over-older low-angle structures are consistent with this interpretation.

Cenozoic

Cenozoic extension in northeast Nevada was, in part, coincident with Eocene and Miocene volcanism (Ressel and Henry, 2006). Extension direction was generally east-west to northwest-southeast and produced generally north-south to northeast-oriented normal faults, many of them listric.  Extensional tectonism commenced in the Eocene and continues through the present (Christiansen and McKee, 1978), resulting in present-day physiography of north-south to northeast trending mountain ranges separated by gravel-filled valleys which typifies the Basin and Range province of the western US.

Cenozoic magmatism initiating at the end of the Cretaceous through Early Tertiary (Laramide-age) was represented by inland migration of volcanic and intrusive activity from the Sierra Nevada to the Rocky Mountains.  Subsequently, Late Eocene to Miocene magmatism re-migrated back across the Great Basin (Dickinson, 2006).  High potassium calc-alkaline magmatism within northern Nevada began ~42 Ma and swept southward with time, culminating in Oligocene-Miocene volcanic activity in central-southern Nevada (Seedorff, 1991; Henry and Ressel, 2000) in response to the progressive removal or rollback of the Farallon plate (Humphreys, 1995)

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Technical Report for the Green Springs Project White Pine County Nevada

Figure 3: Geology of the region surrounding the Green Springs project (adapted from Nevada Bureau of Mines and Geology)

7.1.2 White Pine Range General Geology

The western part of the White Pine Range is underlain by rocks ranging in age from Cambrian to Mississippian.  Ten kilometres (6 mi) north of the Green Springs property Cambrian rocks are exposed in the core of an anticline (the Pogonip Dome of Humphrey, 1960).  From there to the south, the rocks become progressively younger towards Green Springs, where the oldest rocks exposed are Devonian and the youngest are Mississippian.  This part of the White Pine Range north of the Green Springs property, termed Pogonip Ridge by Humphrey (1960), exposes Cambrian mostly massive limestone and dolomite units (Eldorado, Geddes, Hamburg and Windfall Formations) with interbedded with calcareous shale units (Geddes, Secret Canyon, Dunderberg Formations), Ordovician Pogonip Group calcareous rocks overlain by Eureka Quartzite, and Upper Ordovician to Silurian dolomite units (Hansen Creek, Lone Mountain Formations and Nevada Group).  The Cambrian rocks in the area surrounding two granitic stocks at Mount Hamilton are extensively contact-metamorphosed (Humphrey, 1960).

Throughout most of White Pine County, the nomenclature applied to the Devonian carbonate rocks derived from Nolan et al. (1956), from their work in the Diamond Mountains in western White Pine County, is in general use. Thus, the Nevada Formation of Nolan et al. (1956) in the Diamond Mountains is equivalent to the Sevy Dolomite and Simonson Dolomite plus perhaps a part of the lower Guilmette Formation of areas to the east; the Devils Gate Limestone in the Diamond Mountains is equivalent to the remainder of the Guilmette Formation (Russell, 2005). The Diamond Mountains sequence of Devonian carbonate is very much like the sequence to the east but differs in some details of definition. The Diamond Mountains section contains a thick unit of quartzite, the Oxyoke Canyon Sandstone Member, which separates the Beacon Peak Dolomite Member from the overlying Sentinel Mountain Dolomite Member. The top of the Oxyoke Canyon is the approximate top of the Sevy Dolomite in areas to the east (Hose and Blake, 1976).

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Pogonip Ridge is bounded by two normal faults, one of which is the range-bounding White Pine fault (Humphrey, 1960).  Some faults are transverse to the major north-south normal structures.  The Cathedral fault at the north end of the Green Springs property is one such structure.  Humphrey (1960) also delineates north trending folds and numerous thrust faults.  According to Humphrey (1960), many of the folds are cut by west-dipping thrusts or are underlain by thrusts.  This suggests the possibility that these were fault-propagated folds formed in conjunction with east-verging compression.  Most of the thrusts Humphrey mapped were west-dipping but one east-dipping low-angle structure (Seligman thrust of Humphrey, 1960) is a younger-over-older structure cutting across Pogonip Ridge north of Green Springs.  This likely represents detachment faulting formed during Tertiary extension.

The Green Springs thrust of Humphrey (1960) is a major tectonic feature occurring in the western part of the project area.  This thrust fault juxtaposes "Nevada Limestone" (Guilmette Limestone and underlying Dolomite) in the upper plate over Chainman, Diamond Peak and Ely Limestone formations (Humphrey, 1960).  Whereas most thrusts have lesser displacement, Humphrey (1960) estimates displacement, on the order of several miles for the Green Springs thrust.  Humphrey (1960) also maps a number of northwest to west-northwest striking high angle faults, some of which are described as tear faults.

As noted by Wilson et al. (1991), Humphrey (1960) and Robinson (2019), low-angle normal faults are widespread across the White Pine Range and the Green Springs project area.  These faults are commonly marked by silicification and brecciation along the faulted contact zones and also manifest as thinned or omitted members of the stratigraphic sequence, resulting in highly variable thicknesses of stratigraphic units.  The number of individual low-angle faults and how many low-angle faulting events occurred remains uncertain.  Many of these faults are possibly related to movement along the Blackrock Fault (White Pine Detachment), a range-scale low-angle normal fault of Oligocene or possibly younger, mid-Tertiary age (e.g. Langrock, 1995).  Nutt (2000) has documented these so-called accommodation faults in the Bald Mountain-Alligator Ridge area and MacFarlane (2012) describes similar structures at Kinsley Mountain in eastern Elko County.

It is interesting that Humphrey (1960) notes that folding, while probably dominantly a Mesozoic event, continued into the Tertiary as evidenced by folding and tilting of Eocene rocks (Illipah formation of Humphrey, 1960).  Nutt and Good (1998) also document folding of Eocene sedimentary rocks in the Alligator Ridge area.  There, these rocks are folded about northwest trending axes and Nutt and Good (1998) interpret these as transpressive structures caused by strike-slip movement on northwest trending accommodation faults which, in turn, were related to Eocene extension occurring in the Ruby Mountains core complex.

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Technical Report for the Green Springs Project White Pine County Nevada

Two Cretaceous-age stocks of granodioritic to granitic composition rocks are exposed in the Mount Hamilton area 10 km (6 mi) north of the property.  These intrusives are believed to be causative plutons for the formation of polymetallic skarn deposits at Mount Hamilton (Putney, 1985; Myers et al., 1991).

7.2 Property Geology

The delineation of the local geology on the Green Springs property is derived mainly on work by Genesis.  Geologic mapping on the property was primarily done by John Zimmerman of Genesis. Much of the following is taken from Zimmerman (2004), from the work of USMX (Wilson et al., 1991) and from summaries by Robinson (2019) and Russell (2005).

7.2.1 Stratigraphy

The Green Springs project area is underlain primarily by mid-Paleozoic shallow marine clastic and carbonate strata of Devonian through Mississippian age.  These include the Devonian Guilmette Formation, Devonian-Mississippian Pilot Shale, Mississippian Joana Limestone, Mississippian Chainman Formation and Mississippian Diamond Peak Formation.  There are occasional references to the White Pine Group in older literature (e.g. Humphrey, 1960), which refers to the combined Pilot Shale, Joana Limestone, and Chainman Formation, as defined by Misch (1960).  Figure 4 and Figure 5 depict the surface geology and stratigraphic section, respectively, of the Green Springs project area.

The oldest unit exposed in the project area is the Guilmette Limestone, which commonly comprises cliff-forming outcrops of light gray, massive to thick-bedded limestone.  A relatively thick section of dolomite crops out in the northwest portion of the property (Fig 7-2), which has been tentatively assigned to the middle Guilmette (Russell, 2005).  Nutt (200) in her mapping in the Alligator Ridge area describe a middle section of the Guilmette Limestone as a dolomite with similar characteristics to the Simonson Dolomite.  However, since the Simonson underlies the Guilmette it is possible that this exposure is Simonson.  A complete thickness of the Guilmette has not been encountered in outcrop or in the subsurface on the property.  Regionally, it is reported to be at least 490 metres (1600 ft) thick (Humphrey, 1960).

Pilot Shale unconformably overlies the Guilmette Limestone.  According to Robinson (2019), the contact is commonly a low-angle fault across much of the property.  The unit is usually buff-weathering and displays a recessive weathering profile; outcrops are rare except when silicified.  The Pilot is composed mostly of dolomitic to calcareous siltstone and with local interbedded shale.  The siltstone commonly displays planar lamination.  The basal 2 to 3 metres (6-10 ft) of the unit include brown calcareous sandstone overlain by a variable thickness of silty limestone. In the Green Spring project area Pilot thickness vary from zero and 53 metres (174 ft; Wilson et al., 1991).  This variation in thickness is presumably due to tectonic thinning (Russell, 2005).  In holes drilled within the main Green Springs mine trend, the Pilot Shale was reportedly not observed locally, most likely due to tectonic removal along low-angle normal faults (Wilson, 1996).  Further, from interpretations made from DHI 2015 drill program Cox (2015) reports notable variability in the thicknesses of both the Pilot and Joana Limestone over short distances.

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As discussed in Section 7.3 and elsewhere in this report, the Pilot Shale is viewed as a potential host for gold mineralization at Green Springs.

Joana Limestone overlies the Pilot Shale, and is comprised predominantly of medium-gray, thick-bedded, grainstone or coarsely crystalline limestone.  The unit is resistant and cliff-forming and locally contains bands and pods of dark grey chert.  It is commonly fossiliferous and crinoid fragments are a distinctive feature.  Wilson et al. (1991) report the Joana Limestone to be 80 to 90 metres (260 to 295 ft) thick, though mapping by Zimmerman (2004) indicates thicknesses of 46 to 61 metres (150 to 200 ft).

In the Greens Springs project area, the upper part of the Joana is usually jasperoid.  Bold outcrops of dark-colored jasperoid several metres thick overly limestone or scattered outcrops of jasperoid occur on a west-facing dip slope above and to the east of the C and D pits (Figure 6).

The Chainman Formation or Chainman Shale overlies the Joana Limestone.  It is a thick sequence comprising dominantly dark grey to black mudstone or shale, with interbeds of calcareous siltstone and sandstone and, in the lower part of the section, limestone.  The lower Chainman is the dominant host for gold mineralization at Green Springs; all the historic resources and production were hosted by lower Chainman limestone.  These limestones can contain crinoids but of much lesser abundance than in the Joana.  The Chainman/Joana contact is commonly a heterogeneous zone of jasperoid and/or silicified breccia, as thick as 35 metres (115 ft), comprising both formations.  In the mine area the section just above the Joana consists of dark fissile shale which overlies thin to medium-bedded silty to argillaceous limestone (Figure 7) with jasperoid developed on the upper and lower margins of the limestone (Figure 5).  As noted by Wilson et al. (1991), the shale forms an impermeable cap over the reactive lower limestone. The lower portion of the Chainman is reported to be 45 metres (148 ft) thick at Green Springs (Wilson et al., 1991).  According to Wilson et al. (1991) the measured thickness of Chainman varies greatly due to significant structural thinning along low angle faults. The Chainman is generally slope-forming with small outcrops; it is well-exposed in the historic pits.

The youngest Paleozoic unit exposed on the property is the Mississippian Diamond Peak Formation, comprising 180 metres (590 ft; Wilson et al., 1991) of resistant sandstone and conglomerate.  Its lower contact is gradational with the underlying Chainman Formation (upper Chainman is dominantly sandstone) and in many parts of eastern Nevada the contact can be difficult to establish.  At Green Springs the Diamond Peak Formation commonly crops out on the east and west sides of the property (Figure 4).

As noted in Section 7.1.2, intrusive rocks are exposed 12 kilometres (7.5 mi) north of Green Springs at Mt Hamilton.  Within the Green Springs project area one small exposure of quartz monzonite porphyry intrusive rock occurs on the western part of the property (Figure 4).  Visually, this rock bears similarities to the Seligman stock at Mt Hamilton (Robinson, personal communication).  In addition, a felsic dike was intersected near the bottom of Contact drill hole GS19-10.  No Tertiary volcanic or sedimentary rocks have been mapped on the Green Springs property, but they are present regionally around the project area.

Quaternary gravels and alluvium cover the topographically lower regions of the project area.

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Figure 7.2 Geology
Green Springs Project
Anticlines
Faults
Open pits
Unmined deposits
Geology, modified from Wilson et al
Qal: alluvium
Ti: Tertiary rhyolite intrusive
Mdp: Diamond Peak
Mcuj: upper Chainman jasperoid
Mcu: upper Chainman
Mclj: lower Chainman jasperoid
Mcls: lower Chainman limestone
Mcl: lower Chainman
Mjj: Joana jasperoid
Mj: Joana Limestone
Dp: Pilot Shale
Dg: Guillmette limestone
Dgd: Guillmette dolomite
N
A Zone
B Zone
C North Pit
C Pit
D Pit
E Zone
Section A- A', Figure 7.3
0 0.25 0.5 1 1.5 2 2.5
Kilometers

Figure 4: Geologic map of the Green Springs project area (Zimmerman, 2004)

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Figure 5: Stratigraphic section for the Green Springs area.  Taken from Russell (2005) as adapted from Wilson et al. (1991)

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Figure 6: West-facing dip slope above (east of) C pit with scattered dark-colored outcrops of Joana jasperoid.  View looking east.

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Figure 7: Well-bedded Lower Chainman limestone near south end of D pit.  View looking north

7.2.2 Structural Geology

Paleozoic strata at Green Springs were deformed by a sequence of events that is consistent with that observed across the eastern Basin and Range as discussed in Section 7.1.  These structures include:  folding and thrust faulting, probably related to Mesozoic contractional deformation; low-angle normal faulting of unknown age (though may be Late Mesozoic or early Tertiary, possibly related to Eocene extension responsible for formation of the Ruby Mountains core complex); and high-angle faulting that formed north-northeast, north-south and west-northwest striking faults of both Tertiary age (north-south, north-northeast faults) and possibly older (west-northwest faults?).

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The most prominent features at the Green Springs project area are two parallel north-south trending anticlines that extend through much of the property (Figure 4 and Figure 8). These are broad open anticlines plunging slightly to the south-southwest.  The intervening synclinal structure is not displayed, probably due to poor exposures and fault eliminations.

Additional contractional structures are exposed in the pits, including high-angle faults with apparent reverse-slip and mineralized sections of Chainman siltstone with tight folds and contorted bedding (Wilson et al., 1991; Figure 9).  The author observed several low-angle structures within the lower Chainman Formation on the ramp in C pit, though it is not known if these are contractional or extensional in nature.

A possible exposure of the Green Springs thrust fault of Humphrey (1960; see above) juxtaposes Guilmette Limestone over the Diamond Peak Formation in the far northwestern corner of the claim block (Figure 4).

Wilson et al. (1991) described imbricate low-angle faults in the pits that juxtapose Chainman Formation over the Joana Limestone.  In addition, a low-angle fault was mapped and described by Wilson, et al (1991) on the southwest part of the property which they called the "Green Springs thrust" (not to be confused with the Green Springs thrust of Humphrey, 1960).  However, the stratigraphic relationships on that structure, younger units on top of older units, indicate that it is a low-angle normal fault.  The thinned wedge of Pilot Shale on top of Guilmette dolomite in the northwest part of the property is likely a result of a similar low-angle fault (Zimmerman, 2004).

An apparent detachment fault mapped in the northern part of the property at the Alpha and Tango zones appears to place younger Diamond Peak conglomerate over Joana limestone and Pilot Shale with the entire Chainman Shale eliminated.

The Chainman Formation/Joana Limestone contact is the primary mineralized horizon in the pits and has been interpreted to be a low-angle fault (Robinson, 2019).  Cox (2015) points out that high-angle structural feeders to mineralization cut through the Joana/Chainman contact (see below).  So, if the contact is a low-angle extensional feature it must be older than the high-angle north-south structures.  Wilson et al. (1991) observed imbricated low-angle faults along the contact.

High-angle faults are abundant on the property, although most have limited normal offset (Russell, 2005).  Exceptions to this are two large north northeast to north-south faults between the two north-tending anticlines (Figure 4), each of which indicate 50 to 100 metres (160 to 330 ft) of offset. In addition, the major northwest trending fault (Cathedral fault) on the north end of the property and the north-northeast faults each display a few hundred feet of offset.

Controls to mineralization by high angle faults are discussed below and Wilson et al. (1991) point out that northeast and northwest striking high-angle faults can be both pre- and post-ore.  The author observed high-angle normal faults in the access ramp to the C pit with drag folding upper Chainman Shale in both the hanging wall and footwall.

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Figure 8: East-West cross-section through Green Springs area (Zimmerman, 2004). View looking north.

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Figure 9: Contorted beds in lower Chainman decalcified limestone, D pit.  View looking north.

7.3 Alteration and Mineralization

7.3.1 Alteration

Hydrothermal alteration at Green Springs is typical for deposits on the southern part of the Battle Mountain/Eureka and Alligator Ridge gold trends and of Carlin-type deposits in general.  Alteration in these deposits is characterized by decalcification (carbonate removal by acidic hydrothermal fluids); silicification in the form of jasperoid; oxidation, generally as earthy hematite after very fine-grained pyrite; and crystalline barite.  These alteration features are all observed at Green Springs.  Decalcification of the calcareous lower part of the Chainman Formation results in a strongly bleached, porous rock and is observed within and in close proximity to mineralized zones at Green Springs (Figure 10). Aggressive removal of carbonate on the margins of the limestone units (Joana and Guilmette) where the overlying and underlying, relatively impermeable shale units focused fluid flow has resulted in abundant voids and cavern development, making for difficult drilling conditions. As depicted in Figure 11, jasperoid development at Green Springs is largely controlled by stratigraphy, with jasperoid horizons developed at the top and bottom of the Chainman limestone subunit and in the upper part of the Joana Limestone.  Jasperoid in the Lower Chainman Formation in and near ore zones is characterized by strongly limonite and hematite-stained, blocky, silicified rock (Figure 12).  Jasperoid developed in the upper Joana Limestone is usually dark grey and massive to brecciated.

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Oxidation at Green Springs is developed to depths of at least 90 metres (300 feet; Wilson et al, 1991), which was the maximum depth of drilling at that time.  Subsequent deeper drilling has intersected oxidation to deeper levels, and no water table has been identified. The only unoxidized mineralization observed in Contact's drilling to date is in the Pilot Shale at the Alpha target, where it becomes oxidized with depth approaching the Guilmette Limestone.  To date, alteration and mineralization in the lower Pilot Shale at Green Springs has not been as well documented due to the lesser amount of drilling in this horizon. The author observed decalcification and pyritization in unoxidized Pilot above the Guilmette contact in one drill hole in the Alpha zone.  As discussed in Section 13, Contact's cyanide assays and bottle roll testing indicate that the Alpha zone mineralization is both oxidized and reduced (or transitional), exhibiting variable cyanide recoveries.

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Figure 10: Strongly bleached and decalcified limestone from Lower Chainman Formation, C pit.  View looking south.

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Figure 11: Alteration of stratigraphic units observed at Green Springs (taken from Russell, 2005; after Wilson et al, 1991)

Figure 12: Strongly limonite-stained upper jasperoid in Lower Chainman Formation. View looking north.

7.3.2 Mineralization

7.3.2.1 Controls to Mineralization

Controls to gold mineralization at Green Springs are both stratigraphic and structural. Two main host horizons have been identified.

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The principal stratigraphic host that has been focus of historic exploration and mining at Green Springs is the lowermost Chainman Shale near its contact with the underlying Joana Limestone.  The primary host horizon in this part of the stratigraphy is a silty limestone unit approximately 50 metres (160 ft) thick that is bracketed at the top and bottom by jasperoid.  Contact's drilling at the Echo Zone shows that the highest gold grades, ranging up to 20 g/t Au (0.584 oz/t), occur in decalcified limestone adjacent to jasperoid.  In the C and D pits, this unit is a massive, deformed clay zone located between the upper jasperoid contact and well-bedded, silty limestone, representing removal of a significant amount of carbonate, likely during the mineralizing event.  Gold grades drop off rapidly in the jasperoid formed in the upper Joana limestone.  Figure 13 depicts the stratigraphic control to mineralization in the C pit.

The second stratigraphic host horizon identified at Green Springs occurs at the slightly deeper lowermost Pilot Shale where it overlies the Guilmette Limestone.  This horizon hosts drilled gold mineralization at the Alpha zone, as well as outcropping gold mineralization at the undrilled Tango and Whiskey targets.  Contact's primary interest in the project is the potential of this underexplored host horizon.  One hole drilled through the Pilot/Guilmette contact beneath the C pit by DHI in 2015 encountered 7.62 metres grading 0.293 g/t gold (25 ft @ 0.009 oz/t).  To date, nine drill holes have definitively tested this contact in three small areas beneath the three-kilometre (1.9 mi) length of the Green Springs mine trend and in the Alpha target to the northeast of the mine trend.  Some other holes (e.g. Colorado) drilled into Pilot but apparently did not have reached the Pilot/Guilmette contact.

There are four principal structural controls to Green Springs mineralization.  Historic pits and mineralized zones occur along a trend of 2400 metres (3.35 mi) oriented almost north-south.  This trend has been interpreted to represent a structure at depth (Robinson, 2019; Wilson et al, 1991).  Robinson (2019) suggests that this structure may be concealed underneath a low-angle normal fault.  As noted by Cox (2015): "mineralization is controlled by a series of generally north-south trending, near vertical dipping feeder structures. The gold mineralization is tightly bound to the feeders within the Joana Limestone and then expands out when the contact with the silty limestones of the Lower Chainman is reached."  Such feeders seem be part of a north-south to north northeast trending structural zone that also includes the faulted west limb of the anticline discussed below. Cox goes on to note that the favorable stratigraphy of the Chainman allows a long cylinder shape of mineralization to be formed along the trace of the feeders.

The Green Springs mine trend also occurs along the faulted western limb of a near-north-south trending, gently south-southeastward plunging anticline. This feature may also be a fundamental control to mineralization. Parallel anticlines are located approximately 1 kilometre (0.6 mi) east and 1 kilometre west of the mine trend anticline, representing secondary exploration targets.  These anticlines are believed to have been formed by eastward-directed Mesozoic compression, possibly related to the Elko orogeny (Thorman and Peterson, 2003; Ketner and Alpha, 1988).  Faulted western anticlinal limbs are documented at other mines in the region such as Illipah, Gold Rock and Pan.  Anticlines are ore controls in many other Carlin type deposits in the Great Basin.  The Betze anticline at Nevada Gold Mines' Goldstrike mine is one such example (Rhys, et al., 2015).

Another structural control to mineralization is a set of west northwest-striking high angle faults that were documented by Zimmerman (2004) and Cox (2015).  Cox (2015) reports that in the B and C North mineralized zones, mineralization appears to be controlled by cross-structures of near east-west orientation where they intersect the main north-south trending feeder structures.  An obvious example of northwest-striking ore control was observed in the C pit by the author during his field visit where the C1 fault (as mapped by Zimmerman) strikes through the deepest levels of the pit.  Surface sampling by Genesis (Zimmerman, 2004) along C1 fault indicates that the fault is mineralized sporadically for as much as 1220 metres (4000 ft) east of the C pit (Golf Zone).

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Northwest-striking high angle faults are present in the other pits, as well as all of the drill targets developed at Green Springs to date.  These faults may have originated as strike-slip accommodations to differential thrusting during Mesozoic compression as is the case at the Kinsley mine (Spalding, personal communication).  Indeed, Cox (2015) notes that movement on some of the northwest and northeast striking faults have had "as much or more strike-slip movement as dip-slip movement" and Zimmerman (2004) notes that horizontal slickensides are seen on some fault surfaces indicating strike-slip movement.  Northwest-striking faults and dikes are well documented controls to mineralization at most other districts with Carlin type deposits in Nevada (for example, many of the Carlin Trend deposits, Rhys et al, 2015; Bida Trend at Bald Mountain, Nutt and Hofstra, 2007).

Northeast-striking faults may also be important controls to gold mineralization.  The D pit is situated at a structural intersection of a northeast-striking fault where it intersects a NW-striking fault as well as the broken limb of the Green Springs anticline.  Several northeast-striking faults are mapped near the C pit and the high-grade Echo zone is believed to be controlled by an intersection of northeast- and northwest-striking, high angle faults.  Wilson et al. (1991) state that northeast and northwest striking faults are both pre- and post-ore; Cox (2015) notes that northeast striking faults at the E (Echo), C and C North zones offset mineralization.

Although structures of a presumed contractional nature have been observed at Green Springs (e.g. tight folding, low-angle faults), it is unknown at this time their relation to gold mineralization.  Wilson et al. (1991) state that ore zones are rarely undeformed, are usually more fractured and deformed than adjacent un-mineralized rock and that beds may be tightly folded, contorted or overturned.  However, they also note that many of these highly deformed areas are unmineralized.  Continuing work at Green Springs will hopefully help elucidate these type of structures as they could be important (and unexplored) mineral controls.

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Figure 13: E-W cross section through the C pit showing shape and stratigraphic position of gold mineralization (taken from Robinson, 2019, after Wilson et al, 1991)

7.3.2.2 Gold and Associated Geochemistry

As noted above, gold deposition at Green Springs is in a general sense associated with jasperoid, decalcification and iron oxide (representing former sulfide), but seems to most closely correlate with decalcification and sulfide deposition as was observed by the author in the C and D pits as well as in drill holes from the Echo zone and Alpha zone).  Wilson et al. (1991) state that the better soil sample results came from samples derived from argillized limestone adjacent to relatively barren jasperoid.

Carlin-type deposits are also generally characterized by gold deposition in arsenian rims on pyrite.  While no microprobe work or petrographic study has been done on the pyrite at Green Springs, it is likely that gold was originally deposited in arsenian pyrite rims on pyrite grains.  Subsequent oxidation has largely destroyed pyrite such that pyrite has only been observed locally at depth.

As is common, gold grades are variable, even within mineralized zones.  The original resource developed at Green Springs by USMX was reported to have a grade of 2.1 g/t Au (0.06 oz/t) (Wilson et al, 1991).  Contact's 2019 drilling encountered grades up to 21.8 g/t Au (0.637 oz/t) over a 1.5 metre (5 ft) sample interval.

Multielement geochemical analyses on drill samples as well as surface samples at Green Springs indicates that gold is associated with arsenic, antimony, mercury and thallium.  The association of these same so-called pathfinder elements and gold is well documented for Carlin type deposits, indeed it is one of the hallmarks of this deposit type.

An extensive review of Green Springs trace element geochemistry has not been done but examination of several intervals from Contact's 2019 holes show that gold-mineralized intercepts generally contain hundreds of ppm As, tens of ppm Sb, Hg >0.5 ppm (commonly >1 ppm), and Tl >1 ppm (commonly tens of ppm).

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8 Deposit Types

The only known deposit type at Green Springs is a typical Carlin-type gold system. Carlin -type gold deposits are well described in the literature (e.g. Cline et al., 2005; SEG Reviews in Economic Geology vol 20, 2018, J. L. Muntean, ed.).  Carlin-type deposits in Nevada have general characteristics in common, though there is a range of variation.  Gold mineralization at Green Springs displays many of the hallmarks considered typical of Carlin-type deposits including:

  hosted by Paleozoic calcareous/clastic sedimentary rocks,

  ore zones with diffuse boundaries and extremely fine-grained gold,

  hydrothermal alteration dominated by silicification (jasperoid) and decalcification,

  associated anomalous pathfinder geochemistry of arsenic, antimony, thallium, mercury, silver, and barium.

Carlin-type gold deposits are widely distributed through northern and central Nevada and include some of the largest gold deposits in the world (Muntean et al., 2011).  Several occur in the region around Green Springs, including the currently producing Pan mine 25 kilometres (15.5 mi) northwest, the Gold Rock development project 10 kilometres (6 mi) northwest, the past producing Griffon mine 16 kilometres (10 mi) southeast, and the currently producing Alligator Ridge (Vantage) mine 70 kilometres (43 mi) north.  Each of these nearby deposits occur in a stratigraphic setting similar to Green Springs and share many other similarities relating to mineralization, as do many of the deposits on the well-known Carlin Trend 150 kilometres (100 mi) to the north.

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9 Exploration

The Green Springs property has been the subject of several exploration programs by various operators dating to the late 1970's when U S. Minerals Exploration Company (name later changed to USMX Inc.) first conducted initial gold reconnaissance exploration in the area as part of a regional program focusing on jasperoid occurrences.  At the time, the recently-discovered Alligator Ridge gold deposit, located 70 kilometres (43 mi) to the north, constituted a favored model (Wilson et al., 1991).  Alligator Ridge mineralization is hosted in the lower Pilot Shale above its contact with the underlying Guilmette Limestone.  This was the target horizon for initial exploration efforts at Green Springs carried out by USMX's five joint venture partners.  When USMX themselves took over exploration at Greens Springs in 1986, their focus shifted to the lower part of the Chainman Formation which could be more easily evaluated with shallow drilling and soil geochemistry (Wilson et al., 1991).  USMX's efforts targeting the lower Chainman and Chainman/Joana Limestone contact were successful, ultimately culminating in production from the Green Springs mine.  Based on this success, subsequent exploration programs also focused primarily on those host horizons with lesser attention given to exploring the slightly deeper Pilot Shale.  Although recognized earlier (e.g. Cox, 2015), current emphasis has shifted back to the Pilot Shale and Pilot/Guilmette Limestone contact as it is seen as an underexplored target concept with good potential.  This is Contact's primary focus for the Green Springs project.

Exploration activities throughout the various programs at Green Springs have employed geologic mapping at various scales, surface rock and soil sampling, some geophysics and drilling.  Since acquiring the project in July of 2019, Contact has completed data compilation, digitization, verification and interpretation of geology, rock chip sampling, and 1,302 metres (4270 ft) of RC drilling in 10 holes at the Alpha, Bravo, Charlie North and Echo Zones.

9.1 Geological Mapping

Genesis, DHI, Bronco, and Colorado all conducted geologic mapping at Green Springs.  Contact's data set includes most of this mapping, most of which was confirmed by Contact's geologists to be of high quality based on field confirmation of rock units and structures.  USMX also conducted geologic mapping (see Wilson et al., 1991) but Contact does not possess this mapping. Contact's data also includes geologic maps of the three historic pits by Pete Dilles for Colorado and is also considered to be of good quality (Spalding, personal communication).  The property-scale geologic maps produced by Genesis (Zimmerman, 2004) and Colorado (2016 Oliver map) are both quite similar.  These maps are those currently in most use by Contact. Contact has not done any new detailed mapping, although it intends to do so on specific target areas.

A geologic map of the Green Springs project area can be found in Section 7 (Figure 4).

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9.2 Surface Geochemistry

9.2.1 Rock Sampling

The Green Springs database contains data for 399 rock samples, all with gold and multielement assays.  The most systematic and broadest coverage was done by John Zimmerman between 2004 and 2010 for Palladon and Maestro, comprising 312 samples, predominately from jasperoid breccia which is widespread across the project.  Colorado collected 50 samples, mainly from in and near the pits.  Contact has thus far collected 37 samples from the Pilot/Guilmette contact at the Tango Target.  The database does not contain any rock sampling by USMX or Bronco.

Figure 14 shows the extent of rock sampling at Green Springs.

9.2.2 Soil sampling

Given the shallow nature of the targets, soil sampling was considered by USMX to be an invaluable exploration tool and instrumental in guiding drilling (Wilson et al., 1991).  Wilson et al. (1991) also state that USMX's discovery was largely based on a well-defined gold anomaly in soils over the main orebody.

Wilson et al. (1991) mention that stream sediment samples also identified the main orebody.  Contact evidently does not possess these data.

The soil database contains 7,083 samples assayed for gold and multielement, collected by multiple companies and using various methods.  These include:

•  1,545 samples by USMX in the 1980's

•  1,144 samples taken in 2006 and 2008 by Palladon and Maestro

•  2,760 samples taken by Bronco in 2009

•  1,634 samples by Colorado in 2016 and 2017

These programs generated numerous geochemical anomalies (gold and trace elements), both over the main mine trend as well as on peripheral targets (Figure 15).  While the anomalies are generally coherent, there have been issues noted with some samples with suspect values that clearly do not agree with surrounding sampling.  Contact is in the process of sorting out these issues.  Furthermore, as noted in Section 11.2, multi-generational legacy soil data from different operators usually have inconsistencies due to different sampling and prep methodologies as well as different analytical techniques with different detection limits.  For these reasons, care must be taken in interpreting the data.

Contact has not conducted any soil sampling, although it intends to do so in select areas where considered necessary.

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GS_Rocks_Master
Au_ppm_Bes
-0.005 - 0.005
0.005 - 0.025
0.025 - 0.050
0.051 - 0.100
0.101 - 0.500
0.501 - 1.000
1.001 - 2.000
2.001 - 2.470
N
2 KM

Figure 14: Gold in rock samples at the Green Springs project

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GS_SOILS_MASTER
Au_ppm_Bes
-0.0001 - 0.005
0.005 - 0.015
0.0150 - 0.030
0.031 - 0.050
0.051 - 0.100
0.101 - 0.250
0.251 - 0.500
0.501 - 5.000
N
2 KM

Figure 15: Gold in soil samples on the Green Springs project

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9.3 Geophysical Surveys

Four geophysical surveys have been carried out by past operators at Green Springs.  These include two CSAMT (controlled-source audio-frequency magnetotellurics) surveys, one AMT (audiomgnetotelluric, natural source) survey and one IP (induced polarization) survey.  These surveys, particularly CSAMT, proved useful in targeting.  Both Bronco and Colorado used CSAMT data to aid in targeting for their respective drill programs.  Zimmerman (2004) used CSAMT data in conjunction with surface mapping and geochemical data to help identify drill targets in the Pilot Shale.

Green Springs geophysical data has been reviewed and compiled by Jim Wright of Wright Geophysics, Spring Creek Nevada (Wright, 2020).  A property-wide index map of the various surveys is presented in Figure 16.

Figure 16: Index to the four historical geophysical surveys conducted on the Green Springs project (Wright, 2020)

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9.3.1 CSAMT

In 2008, Maestro commissioned a CSAMT survey that covered 16.7 line-kilometres of eight parallel lines oriented north-northeast (Figure 17).  The survey was executed by Zonge International ("Zonge"), Reno Nevada.  The lines were probably oriented to intersect the northwest-striking cross faults which may have enhanced gold mineralization where they intersect the Green Springs mine trend.  A depth slice of inverted data is shown on Figure 18.  Wright's (2020) interpretation indicates low-resistivity zones along the lines that may reflect cross-structure.  In fact, one such zone appears to reflect Zimmerman's (2004) C1 structure (Figure 19).  However, as Wright (2020) points out, because the survey lines are oriented parallel with some of the known structural (and mineralization) fabric, interpretations are very approximate.

In 2010, Bronco commissioned from Zonge a 30.5 line-kilometre survey that included CSAMT and NSAMT (natural-source).  That survey included 10 parallel lines oriented east-west and a single north-south cross line along the western flank on the Green Springs mineralized trend (Figure 20).  Interpretation by Wright (2020) suggests a north-south structural zone just west of the range front with possible Pilot Shale in the subsurface (Figure 21).

Bronco drilled six reverse-circulation holes on blind targets defined by CSAMT.  Two holes did not get through 219.5 metres (720 ft) and 305 metres (1000 ft) of alluvium, but the remaining four intersected Chainman shale and a two reached the Joana.  No significant intercepts were encountered in these holes.  Their drilling was not deep enough to reach Pilot shale.  A CSAMT section from the west side of the claim block produced by Bronco shows two of their proposed holes targeting a CSAMT anomaly that were never drilled (site CW 18; Figure 22).  Angle hole CW-4 was lost in alluvium and never reached the anomaly, which remains untested.

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Figure 17: Maestro Ventures 2008 CSAMT line locations

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Figure 18: 100-200m depth slice for inverted CSAMT data from the 2008 Maestro survey (Wright, 2020).  Note higher resistivity reflecting the mine trend.

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C North
0
250
500
meters
C pit
Alt.
Jasp.
Alt.
C1 structure?
Mj?
Jasp.
Dg
Mc
?
Mc
?
LINE E
LINE D

Figure 19: Inverted CSAMT section rotated-to-plan view showing low resistivity zones (magenta and purple) that may represent alteration associated with cross-structures.  One such zone may represent the C1 structure.

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Figure 20: 200m depth slice from 2010 CSAMT survey by Bronco Creek Exploration

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Figure 21: Profiles from 201 CSAMT (Bronco Creek Exploration) rotate to plan view.  Pattern suggests a north-south high-angle structural zone west of range front.  West-dipping to subhorizontal high resistivity zone may represent Pilot Shale in the subsurface west of this structure.

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Figure 22: Interpreted CSAMT section, Line 8 (Figure 18), from the west side of the Green Springs claim block, showing the location of holes CW-19 and CW-4 drilled in 2009, and recommended follow up drilling to properly test the target, which was never conducted. Hole CW-4 did not penetrate bedrock.  The geologic interpretation is by Bronco Creek Exploration.  From Robinson (2019) taken from promotional material generated by Bronco Creek Exploration.

9.3.2 IP Survey

In 2017, Peter E. Walcott & Associates Ltd. undertook induced polarization (IP) surveying for Colorado on the Echo Zone. The survey was conducted utilizing pole-dipole / dipole-pole arrays using 25 m a spacing and n-levels of 0.5 to 14.5. Seven traverses were completed for a total of 6.125 line-kilometres (Figure 23).  A chargeability elevation slice is shown on Figure 24 which shows a zone of high chargeability under the Echo zone in the area of historic drilling. It is not known the extent to which Colorado utilized the IP data in their targeting.

Contact has not completed any geophysical surveys on the Green Springs project, though is considering acquiring gravity and magnetics data as part of future work.  A review and interpretation of the historical surveys was commissioned by Contact in 2020 and undertaken by Wright Geophysics (Wright, 2020).

One interesting feature that produced from Wright's (2020) compilation is the striking coincidence of the Green Springs mine trend with a north-south elongated magnetic high protruding south from the strong regional magnetic high produced by the intrusions at Mount Hamilton to the north of Green Springs (Figure 25).  This suggests the viability of magnetics as a tool to aid in exploration.

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Figure 23: IP line locations covering the Echo zone, 2017 survey, Colorado Resources.

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Figure 24: Chargeability elevation slice over Echo zone.  From 2017 Colorado Resources survey.  Note high chargeability in area of dense drilling.

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Figure 25: Regional reduced to pole magnetics (USGS) showing intrusive complex at Mount Hamilton and north-south protrusion underlying the Green Springs mine trend.

9.4 Drilling

The vast majority of all drilling done at Green Springs was conducted by USMX as part of their exploration and development programs leading up to production in the mid to late 1980's.  Since 1990, a total of only 55 holes have been drilled at Green Springs.  Figure 26 shows all drilling on the Green Springs project.

Contact's data include 632 drill holes from this period (including 75 drilled by USMX JV partners prior to 1986).  An additional 20 holes in the dataset have assay data but no collar locations (Robinson, 2019).  Almost all holes were drilled vertically.  USMX's drilling programs were strongly focused on the main mine trend (Figure 27).  A number of holes were also drilled at the A zone (now called Alpha target), and a scattering of holes were drilled to the south of the E (Echo) zone.

Homestake conducted a short 13-hole program several hundred metres west of the mine trend with holes angled easterly, presumably to test for peripheral mineralization or a west-trending extension.  Contact currently has no other data for these holes and it is unknown whether they encountered mineralization.

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N
35m @ 1.68 g/t Au
Tango Target
Alpha Zone
Whiskey Target
22m @ 1.02 g/t Au
Bravo Zone
35m @ 1.86 g/t Au
Charlie Zone
Foxtrot Target
48.7m @ 1.15 g/t Au
6.1m @ 1.12 g/t Au
Delta Zone
Golf Target
70m @ 2.3 g/t Au
38.1m @ 3.53 g/t Au
Echo Zone
Zulu Target
0
1
2
Kilometers
Historical Drilling
Contact Gold Drilling
Drill Results
Au ppm
0.00 - 0.14
0.15 - 0.50
0.51 - 1.00
1.01 - 20.65
GS Border
Soil Samples (Au ppb)
0 - 5
5 - 10
10 - 25
25 - 50
50 - 100
100 - 200
200 - 5000

Figure 26: Map showing all drilling on the Green Springs project in relation to the various mineralized zones and exploration targets with select intercepts for Contact Gold's 2019 drilling.

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Figure 27: USMX drilling, 1981-1990.  From Robinson (2019).

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Six holes were drilled by Bronco in 2009, also located to the west of the mine trend.  Bronco's holes were designed to test structural interpretations derived from CSAMT data.  Two of the holes ended in alluvium, one hole ended in Chainman Shale, and the remaining three ended in Joana Limestone.  None of the holes tested the upper or lower contacts of the Pilot Shale.  Select intervals were assayed, and no significant gold assays were returned from those intervals

In 2015, DHI completed 14 holes on the mine trend, Some of their drilling was largely confirmatory in nature targeting near-surface Chainman Formation in the B, C and E zones (Figure 27); the other objective was to test for deeper mineralization in the Pilot Shale.  Hole GS15-14 collared to the east of the C pit and drilled to the southwest intersected partially oxidized low-grade gold mineralization in the lower Pilot just above the contact with Guilmette Limestone (Cox, 2015). This proof of concept test illustrates the potential for Pilot-hosted mineralization on the mine trend below known mineralization.  DHI's 2015 program was largely successful, encountering mineralization in all but two holes.  The best intercept of the program was drilled in the E (Echo) mineralized zone (41.1 metres @ 4.57 g/t Au; 134.8 ft @ 0.133 oz/t) with the hole bottoming in mineralization.

Colorado's drilling in 2017 tested primarily peripheral targets at the Echo, Alpha zones and the previously untested Golf target situated west of the mine trend (Figure 26).  Four holes in the Echo zone targeted the Chainman/Joana contact, encountering mineralization in all.  The 6 holes drilled in the Alpha zone were designed to test the Pilot Shale. All these holes intersected mineralization, for example 38.1 metres @ 1.37 g/t Au (125 ft @ 0.04 oz/t), including 19.81 metres @ 2.36 g/t Au (65 ft @ 0.069 oz/t).  The two holes in the Golf target successfully confirmed gold in the subsurface in a target far-removed from the mine trend (e.g. 6.1 m @ 1.12 g/t Au; 20 ft @ 0.032 oz/t).

Contact's 2019 drilling comprising 10 drill holes was largely confirmatory in nature, designed to put holes in areas of known mineralization in the Echo, Charlie, Bravo and Alpha zones (Figure 26).  Four of their holes targeted mineralization in the lower Chainman (Echo, Charlie, Bravo zones) and six holes in the Alpha target targeted the Pilot.  All holes were successful in confirming oxide mineralization in all zones.  Figure 28 and Figure 29 are example cross-sections showing Contact's drill holes in relation to historic drilling.

As noted previously, many of the historic drill holes at Green Springs have been mined out during production of the Green Springs mine.  However, many mineralized intercepts remain.  To varying degrees some of these can be considered to represent open mineralization.  Some historic holes bottomed in mineralization.  To help illustrate the exploration potential at Green Springs, Table 4 lists select significant  intercepts from historic drilling on the project that are outside of the mined areas.

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Figure 28: E-W cross-section through the Alpha zone showing mineralized intercepts in Pilot Shale from Contact drill holes GS19-01 -02, -03, -06 in relation to stratigraphy and historic holes.  View looking north.

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Figure 29: Cross-section through the Echo zones showing Contact drill hole GS19-07 in relation to historic drilling. View looking north.

Table 4: Select gold mineralized intercepts which have not been mined out.  Includes historic drilling as well as 2019 Contact drill holes.

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Zone	Hole	From	To	Interval	Au g/t
Alpha	GS1903	27.43	62.48	35.05	1.68
Alpha	GSC17-09	13.72	82.30	68.58	0.82
Alpha	GSC17-08	16.76	54.86	38.10	1.37
Alpha	84-22	6.10	60.96	54.86	0.88
Alpha	GSC17-05	25.91	74.68	48.77	0.91
Alpha	83-5	16.76	48.77	32.00	1.31
Alpha	GSC17-06	27.43	51.82	24.38	1.75
Alpha	GS1902	24.38	53.34	28.96	1.35
Bravo	86-160	30.48	39.62	9.14	3.07
Bravo	81-2A	10.67	30.48	19.81	1.22
Bravo	GS1910	12.19	35.05	22.86	1.02
Bravo	87-436	10.67	24.38	13.72	1.62
Bravo	86-77	15.24	35.05	19.81	1.05
Charlie North	87-231	33.53	68.58	35.05	1.86
Charlie North	GS15-01	19.81	68.58	48.77	1.15
Charlie North	GS15-02	36.58	73.15	36.58	1.17
Charlie North	87-377	30.48	68.58	38.10	1.04
Charlie North	87-301	13.72	48.77	35.05	1.08
Charlie North	86-118	16.76	48.77	32.00	1.20
Charlie North	GS15-03	47.24	83.82	36.58	0.87
Charlie	87-374	44.20	80.77	36.58	0.72
Charlie	87-291	48.77	70.10	21.34	1.05
Charlie	86-165	35.05	51.82	16.76	0.87
Charlie	87-293	27.43	38.10	10.67	1.18
Charlie	86-164	18.29	28.96	10.67	1.14
Charlie	87-317	54.86	67.06	12.19	1.00
Delta	87-463	15.24	38.10	22.86	0.55
Delta	87-402	0.00	9.14	9.14	1.10
Delta	87-348	19.81	32.00	12.19	0.70
Delta	86-138	1.52	15.24	13.72	0.59
Echo	GS15-06	64.01	105.16	41.15	4.75
Echo	GS1907	80.77	150.88	70.10	2.37
Echo	GSC17-01	76.20	123.45	47.24	2.93
Echo	GS1909	76.20	114.30	38.10	3.53
Echo	87-552	65.53	99.06	33.53	3.20
Echo	87-510	32.00	60.96	28.96	3.24
Echo	87-494	28.96	65.53	36.58	2.49
Echo	GSC17-04	74.68	124.97	50.29	1.71

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9.5 Exploration Targets

USMX originally defined five target areas/mineralized zones, labelled A through E, eventually mining gold from two of them, C and D.  These all occur along the main north-south mine trend with the exception of the A target which occurs to the northeast of the trend.  Contact now refers to these as Alpha, Bravo, etc. In addition to these mineralized zones, several other target areas have been defined.  For example, the Golf target to the east of the mine trend was identified and explored by Colorado in 2016-2017.  Since then, additional targets have been defined (Figure 30).

Zimmerman (2004) wrote a comprehensive report on potential exploration targets at Green Springs, in which he identified 15 distinct target areas.  Genesis's primary focus (Zimmerman, 2004) was finding in the lower Pilot Shale.  With the exception of some DHI holes on the mine trend and Contact's hole GS1901, few holes on the property encountered a complete section of Pilot Shale and drilled through the Guilmette contact.  Some other holes (Colorado and Contact in the Alpha target) encountered Pilot but apparently not a complete section.

Exploration targets have been identified throughout the Green Springs property.  Due to the lack of subsurface data to the east of the mineralized zone, the Pilot Shale targets identified by Zimmerman (2004) were defined by combinations of surface mapping, rock-chip and soil geochemistry, and CSAMT data.

The following is a discussion of select targets on the Green Springs project is taken largely from Zimmerman (2004) as summarized by Robinson (2019).

Mineralized Zones Bravo, Charlie, Delta and Echo

These four target areas or mineralized zones were originally defined by USMX and occur along the main NNE-striking Green Springs mine trend and encompass the area of historic production (Figure 30).  The mineralized zones in the three mined gold deposits, C, C-North, and D, and the other gold occurrences, B and E, share many similarities.  These include: gold mineralization occurs in a west-dipping section of lower Chainman Formation altered limestone just above (and to a lesser degree, including) the underlying Joana Limestone;  mineralized zones blossom at the intersection of the poorly-defined north-south to NNE-striking structure and select high-angle to vertical cross faults; and pod-like mineralized zones in oxidized lower Chainman that terminate without obvious geologic controls in directions both parallel and perpendicular to the strike of the mine trend.

Bravo

The Bravo mineralized zone has gold mineralization in lower Chainman as defined by 114 USMX reverse-circulation holes, two DHI holes and 1 Contact drill hole.  The core of the B zone is elongate ENE-trending.  Some holes reported strong gold intercepts, including 86-106 that encountered 9.1 m with an average grade of 3.07 g/t Au (30 ft @ 0.09 oz/t) starting at a depth of 30 metres (100 ft).  The Pilot Shale section remains untested in the B mineralized zone but Pilot crops out approximately 150 metres (500 ft) to the west and there is mineralized in rock chip samples.  This target area is defined by mapping, rock and soil samples and CSAMT.

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Charlie

The Charlie and Charlie North area has some potential for mineralization in the Pilot. As noted elsewhere herein, DHI Minerals drill hole GS15-14, drilled under C pit intercepted 7.6 m with an average grade of 0.29 g/t Au (25 ft @ 0.008 oz/t) starting a depth of 201 metres (660 ft) in Pilot Shale.  Although low grade, that hole represented the first documentation of mineralized Pilot Shale at depth beneath the gold deposits in the Chainman Formation on the mine trend.  Several potential areas near the C pit have been identified that could be targeted for mineralized Pilot Shale.  Based on surface sampling, the west-northwest trending C1 fault appears to be mineralized.  It represents an attractive target between the C pit and the Golf target (Figure 30).

Echo

The Echo mineralized zone is somewhat poorly defined by historic drilling.  It is elongate north-south, with dimensions of roughly 350m x 100m (1150 x 330ft).  The strongest mineralization occurs along the main north trend.  It is defined by 51 USMX drill holes, 6 holes drilled by DHI, and 4 Colorado drill holes.  This was the area of strongest interest within the Green Springs trend in the post-USMX drilling programs.    The E mineralized zone has drill hole density much less than in the other target areas, and is open to the south, southwest, and southeast.  Due to the wide drill hole spacing, local gold intercepts are unbounded by drilling to the east and/or the west.

The Echo target includes an area to the south of the E mineralized zone with open mineralization in Chainman Formation in one USMX hole (bottoming in ~ 1g/t Au).  Surface geochemistry here is evidently weak, with upper Chainman exposed at surface.  The area is covered by CSAMT.  Pilot Shale has not been drill-tested.

Alpha

This is the northernmost target defined by USMX (Figure 30).  It has variably been described as occurring along a bend or offset of the mine trend or a northeast-striking fault zone, which possibly controls mineralization.  Mineralization at the Alpha target is hosted in Pilot Shale.  Surface geology is complex in this area.  A major low-angle structure apparently places Diamond Peak directly on Joana Limestone as shown on Figure 4.  Strong silicification and jasperoid development occurs along the Diamond Peak /Joana fault contact (although the author believes that some of this may be upper Joana jasperoid) and lesser silicification occurs along the primary target zone of the Pilot Shale/Guilmette Limestone contact.  Local soil samples in the vicinity of the Pilot/Guilmette contact contained gold values as much as 76 ppb and rock-chip samples of jasperoid along the contact had gold concentrations as much as 1.58 g/t (Zimmerman, 2004).  USMX drilled 16 holes in the general vicinity, five of which encountered significant gold intercepts, including hole 83-5 (32m @ 1.22 g/t Au; 105 ft @ 0.036 oz/t).  Similar to Target E, Zimmerman (2004) reported that several of the USMX holes failed to reach the potential mineralized zone because of difficult drilling.  After the evaluation by Zimmerman (2004), Colorado drilled six holes, all of which encountered gold mineralization in the Pilot.  Highlights of the 2017 Colorado drilling program included GSC17-8 (38.2m @ 1.37 g/t Au; 125 ft @ 0.04 oz/t) and GSC17-9 (68.6m @ 0.82 g/t Au; 225 ft @ 0.024 oz/t).  As part of the 2019 program, Contact drilled 6 holes encountering gold in Pilot in all of them (e.g. 35 m @ 1.68 g/t Au; 115 ft @ 0.049 oz/t and 57.9 m @ 0.521 g/t Au; 190 ft @ 0.015 oz/t). Only one of the holes (GS19-01) definitively drilled through the Pilot/Guilmette contact.  Due to structural complexity the others may not have strictly tested the contact.

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Tango

The Tango target represents another area with gold mineralization in the Pilot Shale defined by soil and rock-chip samples.  There are no drill holes on the target.  At the time of the USMX exploration, much of this area was covered by claims held by a third party.  USMX leased the claims and evaluated the property but declined to pursue a drilling program presumably in part due to the expense of drill access in steep terrain.  The Tango target area was added to the Genesis claim position in 2010.

After acquiring the Green Springs project in 2019, Contact completed rock chip sampling across the Tango target area, the most northerly target on the project (Figure 30).  Sampling of altered Pilot near the contact with underlying Guilmette Limestone in the northeast part of the target returned values up to 1.5 g/t Au (0.044 oz/t) from strongly decalcified, oxidized Pilot.  This sampling also returned local strongly anomalous silver (high of 172 g/t; 5.02 oz/t) from hematitic jasperoid with barite crystals at the Pilot/Guilmette contact.  The Tango target has never been drilled.

Golf

The Golf target represents the only purely grassroots exploration target that was drilled in the post-USMX era.  The target is located well east of the mine trend on the eastern of the two parallel anticlines.  Colorado drilled two holes targeting defined surface geochemistry. These holes represent the only test of targets on the east anticline to date.  A cluster of rock-chip samples with anomalous gold up to 1.96 g/t (0.057oz/t) occurs in silicified Joana Limestone in the vicinity of a projected fault intersection.  The anomalous geochemistry in this area was interpreted to possibly represent mineralization controlled by the eastward continuation of the C1 fault that appears in the C pit (Zimmerman, 2004, Russell, 2005).  Both Colorado holes (GSC17-11 and GSC17-12) encountered gold mineralization (9.1 metres @ 0.68 g/t Au; 30 ft @ 0.02 oz/t and 6.1 metres @ 1.12 g/t Au; 20 ft @ 0.032 oz/t)  essentially starting at the surface.  Neither of the holes penetrated the lower Pilot Shale section.

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Figure 30: Green Springs project targets and mineralized zones shown with historic pits, geology and jasperoid development.

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10 Drilling

10.1 Summary of Drilling

Several drilling campaigns have been carried out at the Green Springs project by various operators, including most recently Contact.  Drilling done prior to Contact acquiring the property is considered historic and data relating to that drilling is known to Contact from a drill hole database which was acquired by Contact from Ely Gold in 2019 at the time of acquiring the property.  Including recent drilling by Contact, the database includes data for 661 RC drill holes, totalling 38,974 metres (127,834 ft).  The average depth of drilling is 59 metres (193.5 ft), and nearly all the holes were vertical with only 43 holes drilled at angles.

The majority of holes in the database were drilled by USMX Inc. (formerly U.S. Minerals Exploration Company) and their JV partners between 1981 and 1987.  A total of 29,722 metres (97,488 ft) was drilled in 606 holes during that period.

Table 5 outlines the various drilling campaigns carried out at the Green Springs property.  Completeness of data from historic drilling contained in the database is somewhat variable.  For example, some do not have lithologic data, down-hole survey data exist for some but not all holes, a small number of drill holes do not have assay data.  Contact does not possess assay certificates for the drilling completed by USMX and their JV partners.  Through time, drill hole locations for most historic holes are obscured and can no longer be verified in the field.  Several old hole collars have been observed in the field, and those locations can be verified, but remnant drill hole identification markings are rare.  The drill data present in the database are believed to have been acquired according to industry-accepted standards at the time the programs were carried out but, due to the lack of assay certificates and field-identified hole locations, no attempt has been made by Contact nor the author to verify data from the bulk of historic drill holes.  Though no historic holes have been twinned, Contact's 2019 drill program focused on previously drilled mineralization at the Alpha, Bravo, Charlie North, and Echo zones, and results confirm the presence of mineralization in all of these zones.

Table 5: Drilling campaigns carried out at the Green Springs property

Year	Company	Holes	Metres	Cumulative Metres
1981-1986	USMX JV Partners	69	3957.5	3957.5
1986 - 1987	USMX	495	25018.7	28976.2
1986 - 1987?	USMX? (T series)	32	350.5	29326.7
1986-1987?	USMX? (CV short hole series)	10	395.3	29722
1997-1998	Homestake	13	2962.7	32684.7
2009	Bronco	6	1428.0	34112.7
2015	DHI Minerals (Ely Gold)	14	2066.5	36179.2
2017	Colorado Resources	12	1493.5	37672.7
2019	Contact Gold	10	1301.5	38974.2
Totals		661	38974.2

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The data include gold assays for all drill holes except the T series of 40 holes, which were all subsequently mined out of the Charlie pit; and a series of 10 CV holes in the valley south of the Echo zone, which may have been drilled by someone other than USMX.  (The CV holes are considered inconsequential since they are all too short to have reached the target Chainman/Joana contact.) The remaining drill holes in the database drilled by Bronco, DHI (Ely Gold), Colorado and Contact have gold assays with certificates, and select multielement data, along with down hole surveys and drill logs. Figure 31 shows the distribution of drill holes at Green Springs.

All holes drilled to date at the Green Springs property were done by reverse-circulation; evidently no core drilling has been done.

Contact has no information about the previous operators' methods used to determine drill collar locations.  It is not known if collar locations were surveyed professionally by any of the historical operators.  Evidence for several historic collar locations has been observed in the field and those locations, some of which are marked with hole identification, closely coincide with collar locations in the database.

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N
Alpha Zone
Bravo Zone
Charlie Zone
Delta Zone
Echo Zone
Golf Target
GS Border
Historical Drilling
Contact Gold Drilling
0
1
2
Kilometers

Figure 31: Drill hole collar locations at the Green Springs property

10.2 USMX Drilling

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Drilling throughout the 1980's was conducted by USMX or (for the earliest campaigns) their joint venture partners.  This drilling was done prior to production of the Green Springs mine and constitutes the bulk of the historic drilling, as delineated in Table 5.  These initial drill campaigns mainly targeted the downdip continuation of outcropping mineralized jasperoid in the lower Chainman and upper Joana formations (Wilson et al., 1991).  Drill holes were generally quite short, averaging just 49 metres (161 ft) total depth.

Data relating to this drilling is limited to gold assays (but no assay certificates) and basic lithologic data; no drill logs, downhole surveys or other drill-related information exist.  Apparently, multi-element geochemistry was not done.

Most of this early drilling targeted mineralization in the lower Chainman Shale near its contact with the underlying Joana Limestone and successfully allowed USMX to ultimately develop a mineable reserve and initiate production (Wilson et al, 1991).

The majority of mineralized intercepts from USMX drill holes were from the Charlie, Charlie North and Delta pits and have been mined out.

10.3 Homestake Drilling

Homestake drilled 2963 metres (9718 ft) in 13 holes during a single drill campaign at Green Springs in 1997-1998.  The Contact database contains no data for the Homestake holes other than location, azimuth, inclination and lithology from the top of the holes to the bottom. The series of holes are moderately deep, and they are all collared several hundred metres west of the northerly trending Green Springs alignment of deposits with holes angled easterly.  From this, it is inferred that the program was testing a moderately west-dipping possible continuation of the mine trend.  Contact's inspection of the pit walls has seen no evidence for such a structure and due to lack of data, it is unknown whether these holes encountered mineralization.  Additional drill data for the Homestake program has been requested from Barrick Gold Corp., who purchased Homestake in 2001.

10.4 Bronco Creek Exploration Inc. Drilling

In 2009, Bronco drilled six drill holes.  According to an in-house Bronco report, the program was designed to target CSAMT anomalies several hundred metres west of the Green Springs mine trend.  The holes totalled 1,428 metres (4684 ft).  All but one hole was vertical, with one drilled at a 50-degree angle.  The most encouraging results were returned in drill hole CW-11, with 0.137 ppm Au (0.004 oz/t) over 6.1 metres (20 ft).  Assay certificates exist for this drilling and analyses were done by ALS Global utilizing method Au-AA23, with results reported in Au ppm. Drill holes CW-04 and CW-21 intersected 220 and 305 metres (720 and 1000 ft) of quaternary alluvium, respectively.  The remaining four holes intersected sequences of limestone and shale logged as Joana and Chainman Formations, but none of the holes appear to have reached the Pilot Shale according to the Contact database.

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10.5 DHI Minerals Drilling

In 2015 DHI Minerals (US) Ltd., a subsidiary of Ely Gold Royalties Inc., drilled 14 holes that ranged in depth between 85 and 240 metres (279 and 787 ft), with a total metreage of 2,065 metres (6773 ft).  The program was spread over 3.2 kilometres (2 mi) of strike length and tested mainly near surface, oxidized Chainman Shale at the B, C, and E target areas.

Table 6: Significant gold intercepts from the DHI drilling campaign

Hole #	Depth (m)	Zone	Overall Au Intercept				Included Au Intercepts
			From (m)	To (m)	Interval (m)	Au (g/t)	From (m)	To (m)	Interval (m)	Au (g/t)
GS15-01	79	North C	21.4	68.6	47.2	1.18	21.4	35.1	13.7	2.16
GS15-02	239	North C	36.6	71.6	35	1.21	45.7	64	18.3	1.75
GS15-03	108	North C	47.2	82.3	35.1	0.84	74.7	82.3	7.6	1.45
GS15-04	91	B	13.7	22.8	9.1	1.23
GS15-05	84	B	33.5	35	1.5	0.31
GS15-06	105	E	64	105.1	41.1	4.57 *	70.1	94.5	24.4	6.77
GS15-07	98	E	71.6	77.7	6.1	0.23
GS15-08	99	E	76.2	99.1	22.9	0.34*	76.2	86.9	10.7	0.57
GS15-09	198	E	42.7	67.1	24.4	1.35	45.7	59.4	13.7	1.98
GS15-10	190	E	44.2	48.8	4.6	0.17
GS15-11	157	E	13.7	44.2	30.5	0.62	18.3	33.5	15.2	0.87
GS15-12	178	C	No significant results
GS15-13	198	C	No significant results
GS15-14	239	C	201.2	208.8	7.6	0.29
*Hole ended in mineralization

10.6 Colorado Resources Drilling

In 2017, Colorado completed 12 RC drill holes for a total of 1,492 metres (4894 ft).  Drilling was carried out by HD Drilling of Winnemucca, Nevada.  Four drill holes targeted the Chainman/Joana contact at the  Echo zone, south of the historic mine, six drill holes tested the Pilot Shale/Guilmette Limestone contact at the Alpha target, and the remaining two drill holes were drilled at the Golf Target.  The program was designed to be a preliminary test of these permissive stratigraphic and structural contacts over a combined strike length of approximately 3.0 km (1.9 mi).

The Colorado drill program was successful in intersecting significant intervals of gold mineralization at all zones, results are tabulated Table 7.

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Table 7: Significant gold intercepts from Colorado Resources 2017 drill program

Hole ID	Zone	Total Depth (m)	From (m)	To (m)	Interval (m)	Au g/t
GSC17-1	E Zone	124.97	76.20	117.35	41.15	3.23
including			89.92	97.54	7.62	9.75
including			91.44	96.01	4.57	12.00
GSC17-2	E Zone	126.49	73.15	124.97	51.82	0.38
including			76.20	99.06	22.86	0.61
GSC17-3	E Zone	118.87	79.25	100.58	21.34	0.23
GSC17-4	E Zone	124.97	74.68	115.82	41.15	1.85
including			80.77	91.44	10.67	4.16
GSC17-5	A Zone	102.11	27.43	67.06	39.62	1.07
GSC17-6	A Zone	120.40	27.43	51.82	24.38	1.75
including			38.10	48.77	10.67	2.89
GSC17-7	A Zone	120.40	24.38	51.82	27.43	0.54
GSC17-8	A Zone	102.11	16.76	54.86	38.10	1.37
including			16.76	36.58	19.81	2.36
GSC17-9	A Zone	141.73	13.72	82.30	68.58	0.82
GSC17-10	A Zone	120.40	18.29	39.62	21.34	1.14
GSC17-11	G Zone	166.12	0.00	9.14	9.14	0.68
GSC17-12	G Zone	124.97	1.52	7.62	6.10	1.12

10.7 Contact Gold Drilling

Since acquiring the Green Springs Project in July 2019, Contact has completed 10 RC drill holes totalling 1,301.5 metres (4269 ft) (see Table 8) . Drilling was conducted in October and November 2019.  Drilling was carried out at the Alpha, Bravo, Charlie North and Echo zones (see Section 9).  The 2019 program was largely confirmatory nature with holes focused on confirming the geology calls, gold grades and oxidation state of previously drilled mineralized areas, as well as to test targets hosted at the slightly deeper Pilot Shale/Guilmette Limestone contact.  Hole depths range from 61 to 306 metres (200 to 1005 ft).  All holes but one were angle holes, variably oriented depending on the zone being tested and collar location; one vertical hole was completed in the Alpha Zone.

Table 8: Drill collar locations of Contact's 2019 drill program

Hole ID	Easting (UTMNAD27)	Northing (UTMNAD27)	Elevation (UTMNAD27)	Depth (m)	Azimuth	Dip	Zone
GS19-01	625976.9	4334893.9	1968.3	306.3	190	-50	Alpha
GS19-02	625985.2	4334898.2	1968.3	61.0	75	-45	Alpha
GS19-03	625980.5	4334894.9	1967.7	105.2	150	-55	Alpha
GS19-04	625932.5	4334868.3	1969.9	121.9	180	-55	Alpha
GS19-05	625932.7	4334870.8	1969.7	105.2	0	-90	Alpha
GS19-06	625936.4	4334878.7	1970.1	93.0	360	-45	Alpha
GS19-07	624920.3	4331836.3	1953.3	150.9	66	-66	Echo
GS19-08	625068.0	4333469.9	1960.4	105.2	55	-45	Echo
GS19-09	624920.9	4331836.2	1953.2	114.3	90	-70	Charlie
GS19-10	625192.4	4334287.1	1936.6	138.7	220	-70	Bravo

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10.7.1 Drilling Method

Contact contracted Major Drilling Group International Inc. as drill contractor who performed the drilling using a track-mounted Schramm 455 drill rig.  All holes were completed by RC utilizing hammer bits of 4.5 to 5 inch diameter.  A tricone bit was utilized briefly on the bottom portion of hole GS19-07 in the Echo zone due to caving ground conditions. No groundwater was encountered during the program, and the mineralized zones appear to be dewatered.

10.7.2 Drill Collar Surveys

Drill hole collars were surveyed in the field by Contact personnel utilizing a high accuracy Trimble GEOXH 6000 handheld GPS unit with a stated post-processing accuracy of 10 to 50 cm.  Contact personnel have been trained by Elevation Technical Services of Ely, Nevada on proper instrument usage and data post-processing.  Collar coordinate data are collected in UTM NAD27 (Zone 11N) metres and are then transferred digitally into the database.

10.7.3 Downhole Surveys

All Contact drill holes were downhole surveyed at the time of hole completion by the drill contractor using a Reflex north seeking gyro instrument.  Drillers and Contact's rig geologist have been trained on proper usage by Reflex, and downhole survey data were accessed by Contact using the IMDEX hub and entered into the database.

10.7.4 Geologic Logging

All holes were logged by Contact's geologists at the drill rig and parametres such as lithology, alteration and oxidation were recorded. This was generally entered digitally.  In the database, alpha and numeric coding is used for lithology and alteration; lithologic descriptions are also captured in the database as are stratigraphic formation calls.  Contact owns a handheld XRF (X-ray fluorescence) analyzer to determine in real-time trace element geochemistry for certain elements of interest.  This instrument is relatively common in the industry and is usually used to determine concentrations of elements such as arsenic, silver and base metals (gold analysis with the instrument is generally not reliable).  Contact has employed this tool (primarily with arsenic) to confirm mineralization in a drill hole.  The instrument can also be used with a variety of other lithogeochemical elements that can be useful in interpreting stratigraphic calls.

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10.7.5 Drill Results

All of the ten drill holes completed by Contact encountered gold mineralization.  Drilling in the Echo, Charlie North and Bravo zones on the Green Springs mine trend confirm mineralization in the lower Chainman Formation and holes drilled in the Alpha target to the northeast of the main mine trend intersected mineralization within the Pilot Shale.  Geology, alteration, oxidation state and presence of gold mineralization from earlier drilling campaigns was confirmed in Contact's drilling.  A tabulation of significant gold intercepts from Contact's ten 2019 drill holes is presented in Table 9. True width of drilled mineralization is unknown in most cases, but owing to the primary control being strataform, and stratigraphy generally having shallow dips at Green Springs, is estimated to be at least 70% of drilled thickness.

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Table 9: Significant intercepts from Contact Gold 2019 drill holes

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11 Sample Preparation, Analyses and Security

11.1 Drilling

Limited information is available on methodologies employed by historic operators at Green Springs, particularly for programs prior to 2015.  Hence, for the majority of the historic drilling, parameters such as drill sample collection, chain of custody, sample preparation, Qa/Qc procedures and analytical techniques are unknown.  It is presumed that procedures and techniques employed by historic operators at Green Springs with regards to drill sample collection and transport were consistent with those in common practice at the time, but the author cannot verify this.  For those programs where the assay laboratory is known, analyses were carried out by either ALS Global, Bureau Veritas or Actlabs.  All three of these laboratories are well known, industry-accepted assay labs which had (and currently have) international ISO 9001 certification.

It is worthy noting that the majority of mineralized intercepts drilled in the 1980's were subsequently mined out during production from the Green Springs mine.  Many, but not all, of the remaining mineralized intercepts were drilled in more recent programs (from 2015 on) and Contact possesses additional information for some of those programs.  As part of an effort to verify historic data, on-going work at Green Springs should include the twinning of some of the historic holes (if accurate hole locations can be determined).

Complete information regarding drill sampling collection, chain of custody, prep and analysis is available for Contact's 2019 program.

All drilling is presumed to be done by RC.  Though it is possible some of the very earliest drilling employed a conventional drill rig, USMX's drilling (representing the bulk of all drilling at Green Springs) utilized a Drill Systems MPD 1000 RC rig.  Given industry standard practice and generally shallow depths drilled, it is unlikely that the more recent programs would have used conventional drilling.  No diamond drilling is known to have taken place to date at Green Springs.

Information related to the various drill programs is described below.

11.1.1 Historic Operators

USMX and JV Partners

The earliest drilling campaigns at Green Springs were carried out by USMX various JV partners and little information exists regarding these programs.  When USMX initiated their own drilling in 1986, drilling was done by RC using a MPD-1000 track-mounted drill rig (Wilson et al., 1991).

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The Contact database includes only drill hole location, depth, hole orientation (all holes were vertical), gold assay data and basic lithologic information for all drilling done in the 1980's.  According to data tabulated in the assay database, drill sampling was done on 5-foot (1.52 m) intervals but no other information is available regarding drill collar surveys, assay laboratory, analytical techniques, drill hole logging etc. It is possible that paper assay certificates and drill logs exist but Contact does not possess them.  Contact's database does not include multielement geochemical analyses for this drilling though it is possible that some of these analyses were done but had not been incorporated into the database.

Homestake

Little information exists for Homestake's short 1997-98 program.  The Contact database contains hole location, azimuth, inclination and lithology.  No assay data was incorporated into the database.  Contact has requested information from Barrick Gold (who purchased Homestake in 2001) but currently no other information is available.

Bronco Creek Exploration

Starting with the 2009 Bronco program, more drill-related information was retained and incorporated into the data set.  Contact's data include drill hole locations, hole depth, orientation, and logging data for 6 CW holes, and gold assay data for four of them.  Bronco evidently sampled select portions of drill holes and two of their six holes (CW-04 and CW-21) were entirely in alluvium and not sampled.  Contact possesses assay certificates for this drilling.  Drill sampling was done on 5-ft intervals.  Sample preparation and assaying was done by ALS Global  Samples were prepared utilizing standard drill sample prep methods: samples were logged in at the laboratory, dried if necessary, weighed and then crushed, split and pulverized to obtain a 75 μm pulp.  Pulps were assayed at ALS labs in either Sparks, Nevada or Vancouver, British Colombia utilizing the Au-AA23 method which entails fire assay with an atomic absorption (AA) finish on a 30 g aliquot.  Au-AA23 lower detection limit for gold is 5 ppb.

According to Contact, some multielement geochemical analyses were also done but have not been incorporated in the database.

According to Contact based on visual inspection of the assay results, Bronco was evidently using a Qa/Qc program with insertion of standards into the sample stream but it is not known what standards were being used.

Information as to drill contractor, collar surveying, and other parametres is unknown.

DHI Minerals

DHI conducted drilling in 2015.  Contact's database includes hole location, depth, orientation, logging, gold assays, and multielement geochemistry for portions of four holes.  Sampling was done of 5-ft intervals.  Contact possesses assay certificates for the DHI holes; sample preparation and analysis were conducted by Bureau Veritas.  Sample prep was carried out at the Elko facility and pulps were analyzed at Bureau Veritas' Reno lab.  Gold was determined by FA430 (30g fire assay with an AA finish).  Additionally, silver was assayed using method AR-400AG which is an aqua regia digestion with an AAS determination for Ag.

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Information regarding collar surveying, etc. is not known; however, several reclaimed drill sites were found to have drill hole identifications preserved on lath.  These sites were surveyed by Contact utilizing their high precision Trimble unit and locations were found to coincide with those in the database.  The author observed one DHI Minerals drill site during the field visit and verified that its location is as listed in the database.

Colorado Resources

Colorado conducted a drill program in 2017.  Hole location, depth, orientation, basic lithologic and gold assay data are present in the database.  Multielement geochemistry exists for at least some of these holes but has not been incorporated into the database.  Drill sampling was done on 5-ft intervals.  Assaying was conducted at Activation Laboratories Ltd (Actlabs) in Kamloops, British Colombia.  The samples were prepped using Code RX1 which consists of a crush up to 80% passing 2 mm, riffle split, then 250 g pulverized to 95% passing 105 μm.  Gold was then determined by 1A2 Au fire assay with an atomic absorption finish on 30 g aliquots and a 5 ppb lower detection limit.  Overlimits were done by fire assay with gravimetric finish.  Multielement geochemistry analysis was by package UT-6, total digestion (4-acid) with concentration of 62 elements determined by ICP & ICP/MS.

Colorado's program evidently employed Qa/Qc procedures with insertion of standards and blanks but, similar to the Bronco and DHI programs, it is unknown what standards were being used.  Methods for collar surveying or downhole surveying, if it was done, are not known.  Some reclaimed drill sites were found to have drill hole identifications preserved on lath.  These sites were surveyed by Contact utilizing their high precision Trimble unit and locations were found to coincide with those in the database.

11.1.2 Contact Gold

Contact's 2019 drill program has the most complete information of all the Green Springs drill campaigns.  Drill collar surveys, assay certificates, Qa/Qc data, logging data and downhole surveys are all available (a detailed discussion can be found in Section 10 of this report).  Drilling was by RC with sampling done on 5-ft (1.5 m) intervals.  All drill samples were placed directly into sample bins at the drill rig and transported by Contact personnel directly to the ALS Global preparation lab in Elko, Nevada.  There, samples were prepped using standard techniques (described above) to produce a 75 μm pulp.  Pulps were shipped to ALS labs in Sparks, Nevada and Vancouver, British Colombia for gold assaying and multielement analyses. Gold was determined by method Au-AA23, fire-assay fusion with an AA finish using 30g aliquots with 5 ppb lower detection limit. Overlimits (> 4.0 ppm) were analyzed by fire assay with gravimetric finish (method Au-GRA21).  All samples with gold values > 0.1 ppm Au were also analyzed with cyanide digestion and AA analysis (method Au-AA13).

Multielement analyses were done for select intervals in some of the holes using 20-ft (6.1 m) composites which were analyzed utilizing ALS method MEMS61M for 49 major, minor and trace elements using a 4-acid digestion for all elements except mercury, which is analyzed by cold vapor.

Assay results were downloaded directly in .csv format from ALS' Webtrieve and incorporated into the master drill data set.

Contact employed Qa/Qc protocols for their 2019 drilling as described in Section 11.3.2.

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11.2 Surface Sampling

11.2.1 Soil Sampling

The Green Springs property has had extensive soil sampling conducted by various operators.  Contact data contains records for approximately 7000 soil samples which were collected by USMX, Bronco, Colorado and Maestro.  Gold and multielement geochemical methods are known for some of the sampling, but the majority of samples in the database have only location and analytical results.  Field sampling techniques employed during the various programs have not been documented except for USMX programs where samples were collected from depths of 10-30 centimetres on a 60 by 30 metre (100 x 200 ft) grid (Wilson et al., 1991).

All soil samples in Contact's data have gold and multielement analyses though the number of elements varies depending on what analytical package was used.

For some programs (including those for which Contact has assay certificates), sample preparation and analytical methods are known.  For example, USMX soil samples were sieved to -80 mesh and analyzed by ICP (Wilson et al., 1991), though the laboratory is unknown.  Colorado soil samples were analyzed by Actlabs utilizing fire assay/AA finish for gold and aqua regia digestion with ICP mass spectrometry multielement analysis; it is not known what size fraction was analyzed.  Maestro's samples were analyzed by ALS by their Au-ST44 method (aqua regia digestion followed by ICP MS analysis) and multielement analyses by ME-ICP41 (aqua regia digestion followed by ICP AES determination); size fraction analyzed was evidently -80 mesh.

As is normally the case for long-lived projects with a lot of legacy data, soil sample prep and analytical methods (with differing digestion methods and detection limits) varied from program to program.  Parameters such as size fraction analyzed can lead to significant differences. This can sometimes be a problem when trying to compare results within an area (particularly with multielement data) but it appears that most of the Green Springs soil programs were carried out in different zones/areas with little overlap and so for the most part can be interpreted separately.  Nonetheless, Contact may wish to consider combining and statistically leveling the data, which could eliminate differences in detection limits and analytical biases for certain elements (though it  would not eliminate the issue of different sample prep techniques (for example, varying size fractions analyzed) introducing a bias in the results).

11.2.2 Rock Sampling

Contact's data contains results for 399 rock samples, which were collected since 2004 by Palladon, Genesis, Maestro, Colorado and Contact.  Data for this sampling are complete and include location, description, date, sampler, analytical methods, and Au and multielement geochemical results.  All samples were prepped and analyzed by ALS using Au-AA23 for Au and either MEMS-61, MEMS-41 or ME-ICP 41 for multielement analyses.  These different multielement packages utilize different sample digestion techniques and analytical instrumentation with different detection limits which can sometimes make it difficult to compare geochemical data from different samples.

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It is almost assured that earlier operators conducted rock sampling but these data are apparently no longer available and do not appear in the Contact data set.  These earlier data likely existed in paper files and maps but were not put into digital format, as is consistent with the author's experience with legacy data.  Contact reportedly received only minimal paper files when they acquired the property.

11.3 Analytical Data - Quality Assurance/Quality Control

Industry-standard Qa/Qc protocols generally include: the insertion of CRM (certified reference material) standards and barren (blank) samples periodically into the sample stream, collection of duplicate samples (on the drill rig --common with RC drilling, or using ¼ split drill core), and re-analyzing a portion of samples at a second laboratory.

Similar to other drill-related data, information on Qa/Qc procedures and protocols employed by historic operators at Green Springs is not well known; however, Contact's Qa/Qc program is well- defined.

Utilizing Qa/Qc procedures on surface samples (soil and rock) has historically not been as common an industry practice as it is with drilling.  It is unknown if historic operators at Green Springs employed Qa/Qc protocols on their surface samples (predominantly soil).  Contact did not employ such protocols with their rock sampling.

In addition to any Qa/Qc program employed by the operator, analytical laboratories use their own internal Qa/Qc procedures to ensure sample prep quality, reproducibility of analyses etc.  This is certainly the case with ALS, Bureau Veritas and Actlabs.  When discrepancies are discerned by these internal laboratory procedures, samples are generally re-prepped or re-analyzed, as required, by the lab before reporting.  Neither Contact nor the author has reviewed laboratory internal Qa/Qc data for Green Springs analytical data.

11.3.1 Historic Operators

USMX and JV partners

No information is available as to what, if any, Qa/Qc procedures were employed during any of the drill programs during the 1980's.  As has been noted, the majority of drill holes from these early programs were subsequently mined out.

Homestake

No information is available as to what, if any, Qa/Qc procedures were employed during Homestake's 13-hole program in 1997-1998.

Bronco Creek Exploration

Visual inspection of assay data from Bronco's drilling suggests that they were inserting control samples into the sample stream (anomalous gold values occurring at consistent intervals in otherwise barren intervals. These have low sample weights, indicating they were probable pulps).  Unfortunately, Contact does not have information as to what CRM (certified reference material) standards were being used.  It is not known whether Bronco collected duplicate samples or did second-lab check analyses.  As such, Qa/Qc from Bronco's drilling cannot be evaluated.  It would be advisable for Contact to continue in their attempts to obtain more data from Qa/Qc programs of previous operators.

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DHI Minerals

Similar to the Bronco program, it is likely that DHI were inserting standards and blanks into the drill sample stream.  From observations of the data, including those phenomena mentioned above as well as gaps in the sample sequence from sample numbers that had been removed from final historic compiled spreadsheets, Contact has determined that 38 CRM standards and 50 blanks were inserted randomly.  No other information exists as to what CRMs were being used.  Of the 50 presumed blanks, 4 returned detectable gold (up to 0.041 ppm).  Other than this, no evaluation can be made of the Qa/Qc data from this drilling.

Colorado Resources

Using the criteria mentioned above, Contact's inspection of assay data from Colorado's drilling suggests that CRM standards and blanks were being inserted into the sample stream.  Contact has determined that 30 standards and 14 blanks were used.  Of the 14 presumed blanks, 4 returned detectable gold (up to 0.051 ppm).  No other information is available for their Qa/Qc program so no evaluation can be made.

11.3.2 Contact Gold

In contrast to historic operator's Qa/Qc programs, the procedures employed in the execution of Contact's 2019 drilling are well documented.  CRM standards and blanks were inserted into the sample stream and some duplicate samples were collected.  Second-lab check assays were not done, although it is Contact's intention to do so with select samples from the 2019 drilling as well as with future drill programs.

All control samples (standard, blank, duplicate) were assigned sample names sequentially with the rest of the drill hole samples and shipped together with all samples from a given drill hole.

Upon finalization by ALS of an assay work order, a digital file is emailed with assay results and accompanying certificate.  These are reviewed by Contact's geologist for suspect values or control sample failures.  The geologist will then instruct ALS of any follow-up on control sample fails if necessary.

Contact considers a control sample fail to be: a gold assay that is outside of (above or below) 3 standard deviations from the accepted value for a given CRM standard (standard deviation data is determined and provided by Rocklabs), a gold value above detection for a blank, or a duplicate sample with greater than 20% deviation from the duplicate's counterpart sample.

Contact's 2019 program comprised a total of 783 drill samples which included 19 control samples (8 CRM standards, 2 blanks, and 9 duplicate samples). The protocol employed by Contact was to insert a control sample (either standard, blank or duplicate) nominally every 20 to 30 samples though this was not strictly followed.  Whereas the author considers this extent of control samples passable for a short first-pass confirmatory drill program, it is advised to increase the amount of control samples and the frequency of insertion in subsequent drill programs.

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CRM Standards and Blanks

The certified reference material standards used by Contact during their 2019 program were Rocklabs products purchased through A & A Equipment in Elko, Nevada.  The standards were purchased in pulp form with samples weights averaging 0.14 kg.  The standards used and their accepted gold values were: OXB130 (0.125 ppm), OXE143 (0.621 ppm) and OXJ120 (2.365 ppm).  These standards have an oxide matrix and represent a range of accepted gold values considered suitable for the material encountered at Green Springs.

Blank material was purchased from Shea Clark Smith (MEG Labs, Reno Nevada).  They were prepared from barren carbonate material and were coarse samples with weights averaging 1.3 kg.

For Contact's 2019 drilling, gold assays reported by ALS for the 8 CRM control samples were all within the 3 standard deviation limit.  Figure 32 shows ALS analytical results for the three CRM standards used during the program.  The two blank control samples did not have detectable gold (<0.005 ppm ALS assay).  All standards and blanks from Contact's 2019 drilling were considered passed.

Duplicate Samples

Duplicate samples were prepared at the drill rig by drilling the selected interval and then halving the sample using a riffle splitter.

One duplicate sample from hole GS19006 was initially considered a fail.  Samples GS1906020 and GS1906021 (original and duplicate) returned ALS Au-AA23 assays of 0.316 ppm Au and 0.221 ppm Au, respectively, representing a difference of 0.095 ppm (35% deviation from the sample-pair average of 0.2685 ppm).  Each of the two samples were re-analyzed by ALS by creating new pulps from each sample's reject material and the subsequent values returned were:  GS1906020: 0.318 ppm Au and GS1906021: 0.223 ppm Au (i.e. showing good repeatability with the original assays).  After further review, Contact determined that a duplicate was never included in the sample sequence and, instead of being a duplicate, sample GS1906021 was actually the subsequent 5-ft sample.  This was further evidenced by ALS receiving one less sample (the last sample) than was included on the sample submittal prepared by Contact.  At this point Contact determined that no further follow-up was necessary.

Results for the nine duplicate samples were as expected, returning values quite close to the corresponding "original" sample (Figure 33).

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Figure 32: Control charts for CRM standards used during Contact's 2019 drill program.

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Figure 33: Analytical results for duplicate sample pairs from Contact's 2019 drill program.

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11.4 Author's Opinion on Sample Preparation, Security and Analytical Procedures

Much is unknown about the earliest drilling programs (pre-2009).  It is difficult to assess the quality and adequacy of this drill data.  As mentioned above, many of the drill holes completed during this early period were subsequently mined out and can now be considered inconsequential.

The more recent pre-Contact drill programs (Bronco, DHI, Colorado) have known sample preparation and analytical methods, and are known to have employed Qa/Qc procedures (insertion of standards and blanks), though the source and certification of the control samples and their analytical results are unknown at this time.  Also, information for these drill programs concerning the handling, transport, chain of custody of drill samples, as well as methodology for surveying drill hole collars is not known.

In contrast, information related to Contact's 2019 program is well-documented and procedures and protocols were carried out in accordance with industry standards.  The author therefore considers data generated by Contact during their 2019 program to be adequate and can be relied upon.

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12 Data Verification

Validating Green Springs project data include such details as verifying drill hole collar locations, drill hole analytical results and the accuracy of geologic information. As noted elsewhere in this report, data relating to historic drilling (e.g. collar survey methods, the existence of downhole surveys, gold assay analytical methods, Qa/Qc protocols, geologic logging parametres) are largely unknown.  As pointed out by SRK (2013) concerning pre-2013 historic data, much uncertainty exists regarding data verification (SRK, 2013; Section 6 herein).

Evidently, DHI recognized that there were issues regarding collar surveys of earlier drill holes (primarily USMX holes) on the project and undertook re-re-surveying (Cox, 2015), though Contact is unaware of the results of that effort.  It is possible that other operators prior to Contact (e.g. Colorado, Bronco) also made attempts to verify project data that were collected prior to their own involvement.  This could be valuable information though the author is unaware that such attempts were made.

As part of this report, during a site visit and subsequent data review, the author was able to verify certain items relating to Green Springs project exploration.  These mostly pertain to Contact's 2019 activity as their program has much more complete information.

12.1 Drill Hole Collar Locations

During the site visit, several drill sites were examined in the field.  These include 3 Contact drill sites (representing 6 drill holes due to multiple holes being drilled on a single pad; GS1901, GS1902, GS1903, GS1907, GS1910) and one DHI Minerals drill site (GS15-07).  The GS19 sites had no drill hole identification markings as a consequence of being destroyed by subsequent drill pad reclamation but drill holes were identified by a Contact geologist.  The site for GS15-07 was identified by a lath labelled with the hole number (Figure 34).  In the field the author obtained UTM NAD 27 Zone 11 coordinates for these sites using a handheld Garmin GPS.  Subsequent comparison of these location data coincided well with locations in Contact's database.  Drill collar elevations were not obtained by the author in the field due to the inherent inaccuracy of a standard handheld GSP in determining elevations.

12.2 Review of Drill Cuttings

While in the field, the author reviewed drill cuttings for 3 drill holes GS1907, GS1903 (Contact holes from the Echo and Alpha zones, respectively) and GS17-01 (Colorado hole from the Echo zone).  This review was done together with drill hole gold assays (and trace elements for holes with multielement data) and drill log data.  Examination of drill cuttings showed that lithologic contacts and alteration zones were consistent with the logging information in the database.  A good correlation was observed between visual alteration/mineralization parametres in the cuttings with reported gold (and trace elements where applicable) on the laboratory assay certificates.  These parametres generally included decalcification of the calcareous shale units (Chainman and Pilot Formations) with local silicification and iron-oxide development; hole GS1903 was unoxidized and displayed decalcification with disseminated pyrite in the mineralized zone.  Less altered portions of the drill holes correlated with low assay results.  These alteration features are typical of Carlin-type gold mineralization.

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Figure 34: Drill sites at Green Springs. A) reclaimed drill pad for GS15-07, note lath on ground which was labelled with hole number, B) reclaimed drill pad for GS1907.

12.3 Analytical Data

12.3.1 Assay Database Audit

Contact supplied the author with laboratory assay certificates (in pdf format) for a number of drill holes to be used to verify a sampling of the assay data as it appears in Contact's database.  Certificates for 3 Contact drill holes (GS19 series), 3 Colorado drill holes (GS17 series) and 3 DHI drill holes (GS15 series) were reviewed.  This represents exploration undertaken on the project since 2015. No attempt was made to verify data related to earlier programs (as previously noted, Contact does not possess assay certificates for much of the historic drilling).  Contact's data include gold assays and some multielement geochemical analyses.  Only gold data were examined; no attempt was made to verify the multielement geochemical data.  Furthermore, no attempt was made to determine the completeness of Contact's assay database (as noted by SRK (2013) some of the drilling done prior to 2013 had missing assays or incomplete sampling for some holes).  However, for the Contact, Colorado and DHI drill holes reviewed, the author noted the completeness of assay data in the database and noted only one missing assay interval.

The author verified 131 assay intervals for 3 DHI Minerals holes (GS15-01, -05, -08), representing approximately 10% of the assay records in the database for GS15 series holes.  For the intervals checked, complete agreement was found between the assay certificates and the database except for the one interval with a missing assay in the Contact data.

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Assay data for Colorado drill holes (GS17 series) were verified using a separate file other than the master Au assay spreadsheet.  This is because the main spreadsheet, though it contained assay data for the GS17 series holes, had drill footages but no sample numbers, whereas the certificates had only sequential sample numbers but no footages or hole numbers.  The complete data set not residing in one single place is problematic; combining all the data in a cohesive fashion is essential.  Furthermore, using spreadsheets is less than ideal and it is recommended that Contact incorporate all drill data in database software.

Assay data for 90 samples from 3 holes (GSC17-2, -7 and -12) were verified for Colorado drilling.  This represents roughly 10% of the data for GS17 series holes.  Of the 90 intervals checked, 4 errors were found.  One of these intervals was blank on the certificate, suggesting missing sample but was entered as below detection in the database.  Though not a serious issue, the distinction between an assayed sample interval (even if it is below detection) and an interval that was never sampled (or never assayed) is an important one.  The other three errors were, interestingly, very close in value between the certificate and the spreadsheet data (e.g. 0.089 g/t Au vs 0.091 g/t and 0.028 g/t vs 0.029 g/t).  The number of erroneous occurrences found is not considered significant.

For Contact drill holes (GS19 series) assay intervals were checked and verified from holes GS1901, GS1904, GS1907 and GS1909. Eighty-seven (87) intervals were checked, representing roughly 11% of the assay records for Contact's 2019 drill holes.  Complete agreement was found for all records checked.

Contact's handling of their drill assay data appears to be well-executed with no missing samples or discrepancies noted for the drill holes reviewed.  It was noted that sample assay values below the laboratory detection limit (<0.005 ppm Au) are entered as 0.0025 ppm. This is good standard industry practice that provides a numerical value as well as distinguishes between a valid analysis and no data.

12.3.2 Quality Assurance/Quality Control (Qa/Qc)

As discussed in Section 11, Qa/Qc procedures followed by past operators are largely unknown.  It is known that Colorado, Bronco and DHI were inserting blanks and standards into their drill sample streams but Contact has no information as to the standards being employed for any of these programs.  No information regarding Qa/Qc exists for earlier programs (USMX); it is possible that such procedures were not used.  As such, no verification of assay data utilizing an analysis of Qa/Qc results can be done for any of the historical programs.  It is recommended that Contact make attempts to procure these data and perform an evaluation in order to help validate of some of the historic data.

Contact utilized Qa/Qc procedures and these are well documented.  Contact's procedures, results and an analysis thereof are covered in Section 11.3.2.

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12.4 Limits of Validation

The author validated only a sample of Contact's drill-related data and information. As has been stated, it is known that uncertainties exist surrounding some of the historic (pre-Contact) data.  It is possible that errors exist outside of the drill holes checked and drill assays verified.

No surface sample assay data was verified; however, as part of the site visit the author examined several mineralized outcrops in conjunction with sample assays and found good correlation between anomalous assay values and visually altered and mineralized outcrop.

Although some of the pre-Contact programs appear to have employed industry standard practices, there still exist uncertainties and much of the data cannot be verified at this time.

For Contact's 2019 program, the author believes the data to be of good quality and accuracy and can be relied upon.

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13 Mineral Processing and Metallurgical Testing

The assay database provided by DHI to Contact did not include any cyanide soluble gold assays or other metallurgical test work from prior operators at Green Springs.  As part of Contact's normal analytical protocols employed during their 2019 drill program, all samples yielding fire assay gold results greater than or equal to 0.1 ppm Au were also subjected to cyanide leach assay.  This can be considered a preliminary first step in determining gold extractability by cyanide solution.  In addition, limited bottle roll testing was conducted as a means of confirming cyanide extractability.

13.1 Cyanide Solubility Analyses

During the 2019 drill program, Contact's drill sample submittals to ALS Global required all samples be analyzed by fire assay with an atomic absorption finish (ALS method Au-AA23) for gold and, in addition, all samples retuning > 0.1 ppm Au by that method also be analyzed by cyanide leach (ALS method Au-AA13, cyanide leach extraction with atomic absorption spectrometry determination fort gold).  This helps provide a factual check on visual oxidation calls from logging from which ultimately a three-dimensional oxide model can be built to constrain a future resource calculation.  Overall, both logging and cyanide analyses indicate that oxidation in Contact's drill intercepts containing  gold mineralization is mostly complete with generally very good cyanide recoveries, though some of the intercepts from the Alpha zone exhibit lesser cyanide recoveries than those from other zones.  To some degree, this is to be expected for mineralization in the Pilot Shale.  At the Vantage deposit  (Alligator Ridge mine) operated by Kinross Gold Corp. ("Kinross"), oxide ore in Pilot above the Guilmette Limestone contact is overlain by unoxidized, carbonaceous shale which must be segregated during mining owing to its tendency to be preg robbing (Spalding, personal communication).

Based on cyanide assays, most of the gold mineralization intersected during Contact's 2019 drilling is non-refractory.  Table 10 lists gold mineralized intervals from the 2019 drilling with determination of oxidation as determined by cyanide assays (Au-AA13).  The best oxide interval was from drill hole GS19-07 which returned a weight-averaged fire assay value of 2.369 g/t Au over 70.1 metres (0.069 oz/t over 230 ft).  Calculating the same interval with cyanide assays yields an average of 2.388 g/t Au (0.070 oz/t).

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Table 10: Gold mineralized intercepts from Contact Gold's 2019 drilling with determination of oxidation based on cyanide solubility assays (Au-AA13).

13.2 Bottle Roll Testing

In 2020, three cyanide bottle roll tests were completed on composite samples from 2019 RC drill intercepts from the Alpha, Bravo and Echo Zones (Table 11).  Composites were made by combining individual 5 ft sample intervals from single drill holes in each zone.  Two composites were from Chainman/Joana-hosted mineralization in the Echo and Bravo Zones (holes GS19-07 in the Echo zone and GS19-10 in the Bravo zone) and were logged as oxide. The third composite was from hole GS19-02 in the Alpha zone and was logged as mixed oxide and sulfide from the lower Pilot Shale.  Bottle roll tests were carried out by ALS Global, Reno Nevada utilizing method Au-AA14 (cyanide extraction of a 1 kg sample using a 12-hour agitated leach followed by atomic absorption spectrometry determination of Au).

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Table 11: Bottle roll composites

Composite	HOLE_ID	SAMPLE_ID	Zone	From m	To m	Gold FA, ppm	Au-AA13_Au_ppm	Au-AA13/FA Ratio
GSBR20-01	GS19-02	GS1902017	A	24.4	25.9	0.302	0.015	0.050
	GS19-02	GS1902018	A	25.9	27.4	1.005	0.015	0.015
	GS19-02	GS1902019	A	27.4	29.0	0.791	0.23	0.291
	GS19-02	GS1902020	A	29.0	30.5	0.701	0.015	0.021
	GS19-02	GS1902022	A	30.5	32.0	0.809	0.12	0.148
	GS19-02	GS1902023	A	32.0	33.5	1.195	0.04	0.033
	GS19-02	GS1902024	A	33.5	35.1	2.04	0.51	0.250
	GS19-02	GS1902025	A	35.1	36.6	2.68	2.34	0.873
	GS19-02	GS1902026	A	36.6	38.1	3.17	2.95	0.931
	GS19-02	GS1902027	A	38.1	39.6	3.17	2.9	0.915
	GS19-02	GS1902028	A	39.6	41.1	3.22	2.67	0.829
	GS19-02	GS1902029	A	41.1	42.7	1.11	1.08	0.973
	GS19-02	GS1902030	A	42.7	44.2	1.055	1.03	0.976
	GS19-02	GS1902031	A	44.2	45.7	1.395	1.28	0.918
	GS19-02	GS1902032	A	45.7	47.2	1.015	1.02	1.005
	GS19-02	GS1902033	A	47.2	48.8	0.784	0.74	0.944
	GS19-02	GS1902034	A	48.8	50.3	0.247	0.23	0.931
GSBR20-02	GS19-07	GS1907058	E	85.3	86.9	1.7	1.62	0.953
	GS19-07	GS1907059	E	86.9	88.4	1.17	1.16	0.991
	GS19-07	GS1907060	E	88.4	89.9	2.94	3.01	1.024
	GS19-07	GS1907061	E	89.9	91.4	8.17	8.32	1.018
	GS19-07	GS1907062	E	91.4	93.0	8.72	8.77	1.006
	GS19-07	GS1907063	E	93.0	94.5	11.9	11.95	1.004
	GS19-07	GS1907064	E	94.5	96.0	6.6	6.56	0.994
	GS19-07	GS1907065	E	96.0	97.5	8.13	7.99	0.983
	GS19-07	GS1907066	E	97.5	99.1	7.36	7.4	1.005
	GS19-07	GS1907067	E	99.1	100.6	7.33	7.49	1.022
	GS19-07	GS1907068	E	100.6	102.1	6.26	6.29	1.005
	GS19-07	GS1907069	E	102.1	103.6	2.52	2.55	1.012
	GS19-07	GS1907070	E	103.6	105.2	3.17	3.21	1.013
	GS19-07	GS1907071	E	105.2	106.7	4.46	4.49	1.007
GSBR20-03	GS19-10	GS1910009	B	12.2	13.7	0.634	0.6	0.946
	GS19-10	GS1910010	B	13.7	15.2	1.69	1.56	0.923
	GS19-10	GS1910011	B	15.2	16.8	1.125	1.09	0.969
	GS19-10	GS1910012	B	16.8	18.3	2.6	2.54	0.977
	GS19-10	GS1910013	B	18.3	19.8	1.8	1.77	0.983
	GS19-10	GS1910014	B	19.8	21.3	2.19	2.3	1.050
	GS19-10	GS1910015	B	21.3	22.9	1.89	1.96	1.037
	GS19-10	GS1910016	B	22.9	24.4	1.205	1.17	0.971
	GS19-10	GS1910017	B	24.4	25.9	0.549	0.57	1.038
	GS19-10	GS1910018	B	25.9	27.4	0.587	0.58	0.988
	GS19-10	GS1910019	B	27.4	29.0	0.552	0.56	1.014
	GS19-10	GS1910020	B	29.0	30.5	0.132	0.13	0.985
	GS19-10	GS1910022	B	30.5	32.0	0.111	0.09	0.811
	GS19-10	GS1910023	B	32.0	33.5	0.062		0.000
	GS19-10	GS1910024	B	33.5	35.1	0.228	0.19	0.833

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Bottle roll test results are as follows (Table 12):

  6.02 g/t Au or 105% of the 5.75 g/t Au average grade using original Fire Assay and Gravimetric methods from a composite of 13 individual 5 foot sample intervals totalling 1.15 kg from the Echo Zone

  1.04 g/t Au or 99% of the 1.05 g/t Au average grade using original Fire Assay and Gravimetric methods from a composite of 15 individual 5 foot sample intervals totalling 1.05 kg from the Bravo Zone

  0.78 g/t Au or 48% of the 1.61 g/t Au average grade using original Fire Assay and Gravimetric methods from a composite of 17 individual 5 foot sample intervals totalling 1.18 kg from the Alpha Zone

The Alpha zone composite showed reduced cyanide extractability presumably due to the composite being made up of both oxidized and unoxidized samples. Ten of the samples, representing 15.2 metres (50 ft), individually showed approximately 90% cyanide solubility in the Au-AA13 analyses (Table 11).  Seven of the samples included in the composite, representing 10.67 metres (35 ft) showed less than 20% cyanide solubility.  Future work should focus on testing these material types separately.  Individual cyanide assays (Au-AA13) in the Alpha zone, hosted within the Pilot Shale, shows cyanide extractability within the mineralized zone increasing with depth towards the limestone contact.

Table 12: Summary of bottle roll test results conducted by ALS for Contact Gold on 2019 RC drilling at Green Springs

Zone	Hole ID	Start	End	Interval	Bottle Roll	BR recovery vs
		metres	metres	metres	Assay	FA/AA +/-Grav
Alpha	GS19-02	24.38	50.29	25.91	0.78	49%
Echo	GS19-07	85.34	106.68	21.34	6.02	108%
Bravo	GS19-10	12.19	35.05	22.86	1.04	99%

Overall, the initial bottle roll tests from Green Springs are encouraging and demonstrate the amenability of both the remaining Chainman Shale-hosted mineralization, as well as the underexplored Pilot Shale-hosted mineralization to cyanide extraction methods.  Future work should include additional bottle roll testing and, ultimately, column leach tests which would help evaluate potential amenability to heap leach processing for Green Springs mineralization.

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14 Mineral Resource Estimates

There are no mineral resource estimates for the Green Springs property.  There has been insufficient exploration to define a mineral resource.

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15 Adjacent Properties

The Green Springs Project is located on the southern end of the Battle Mountain - Eureka Trend (aka Cortez Trend) of Carlin-type gold deposits.  More than 23 million cumulative ounces of gold have been produced from deposits on this trend.  Nearby Carlin-type deposits include (Figure 35):  Gold Rock located 10 km to the northwest, Pan located 25 km northwest, Griffon located 16 km southeast, Illipah located 39 km north, and Alligator Ridge located 70 km north and Yankee located 61 km north.  The Mount Hamilton polymetallic skarn and porphyry deposit is located 12 km north of Green Springs.

While Green Springs, Pan, Gold Rock and Griffon are all situated on the northwest-trending Battle Mountain - Eureka trend, Green Springs can also be considered to lie on the Alligator Ridge trend with north-south orientation that connects Green Springs to Illipah, Yankee and Alligator Ridge.

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Figure 35: Location of properties in the vicinity of the Green Springs project

15.1 Gold Rock

The Gold Rock Carlin-type gold deposit is located 10 km northwest of Green Springs along the Battle Mountain - Eureka (Cortez) Trend.  Alta Gold Co. ("Alta Gold") and Echo Bay Mines Ltd. ("Echo Bay") previously operated the EZ Junior gold mine on the project.  Fiore currently controls Gold Rock, and recently announced an updated mineral resource estimate of 403,000 ounces of contained gold grading 0.66 g/t (0.019 oz/t) in the Indicated category, and 84,300 contained ounces gold grading 0.87 g/t (0.025 oz/t) in the inferred category using a cutoff grade of 0.09 g/t (0.003 oz/t) (Fiore press release dated April 9, 2020).

The deposit is similar to those previously mined in the Charlie and Delta (C and D) pits at Green Springs as well as the Griffon mine in that disseminated gold mineralization is hosted near the contact between the Mississippian Joana Limestone and overlying Chainman Shale formations.  These deposits are all located on the faulted western limb of north striking anticlines.  Fiore reports encountering mineralization hosted in the underlying Devonian/Mississippian Pilot Shale.

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15.2 Pan

The Pan Carlin-type gold deposit is located 25 km northwest of Green Springs along the Battle Mountain - Eureka (Cortez) Trend.  Fiore purchased the project in 2016 out of bankruptcy and resumed mining.  Fiore's resource statement dated September 30, 2018 contains 432,000 ounces gold grading 0.49 g/t (0.014 oz/t) in the Measured and Indicated category, and 110,000 ounces grading 0.45 g/t (0.013 oz/t) in the Inferred category using a cutoff of 0.171 g/t (0.005 oz/t) for the North and Central Areas and 0.137 g/t (0.004 oz/t) for the South Area.

Pan is similar to the Alpha and Tango targets at Green Springs and the Alligator Ridge and Yankee deposits in that disseminated gold mineralization is hosted near the contact between the Devonian/Mississippian Pilot Shale and the underlying Devonian Guilmette Limestone.

15.3 Griffon

The Griffon mine is located 16 km southeast of Green Springs along the Battle Mountain - Eureka Trend.  Between 1997 and 1999 the mine produced 90,000 ounces of gold at an average grade of 1.03 g/t (0.03 oz/t) (Fremont Gold Ltd. ("Fremont"), news release Decemner 19, 2019).  Fremont is currently exploring Griffon under an agreement they have with Liberty Gold Corp.

The deposits at Griffon were similar to those previously mined in the Charlie and Delta (C and D) pits at Green Springs as well as Fiore's Gold Rock deposit where disseminated gold mineralization is hosted near the contact between the Mississippian Joana Limestone and overlying Chainman Shale formations.  Alta Gold did not systematically explore for mineralization hosted at the slightly deeper Pilot/Guilmette contact, but one hole drilled north of the pits did encounter mineralization hosted in the underlying Devonian/Mississippian Pilot shale, and was never followed up with additional drilling.

15.4 Illipah

Illipah is a past producing gold mine and is located 39 km north of Green Springs along the Alligator Ridge Trend of gold deposits.

Illipah was discovered by Tenneco Minerals and operated from 1987 to 1989 by Alta Gold in a JV with Echo Bay.  Approximately 54,198 ounces were produced grading 1.1 g/t (0.032 oz/t) (EMX Royalties news release, June 6, 2020).  The Illipah property is currently controlled by an affiliate of Waterton.

The deposits at Illipah were similar to those previously mined in the Charlie and Delta (C and D) pits at Green Springs as well as Fiore's Gold Rock deposit where disseminated gold mineralization is hosted near the contact between the Mississippian Joana Limestone and overlying Chainman Shale formations.  These deposits are all located on the faulted western limbs of north-striking anticlines.

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15.5 Yankee

The Yankee deposits are located approximately 61 km north of Green Springs along the Alligator Ridge Trend of gold deposits.  USMX and other companies produced approximately 300,000 ounces of gold from 17 small open pits at Yankee from the mid-1980's until 1996.

Kinross controls the project now, and a 2016 resource estimate contained 321,000 Inferred ounces grading 0.56 g/t gold (0.016 oz/t) (Vance Spalding, personal communication).  Yankee deposits resemble the Alpha and Tango targets at Green Springs, and the Alligator Ridge and Pan deposits in that disseminated gold mineralization is hosted near the contact between the Devonian/Mississippian Pilot Shale and the underlying Devonian Guilmette Limestone.

15.6 Alligator Ridge

The Alligator ridge deposits are located approximately 70 km north of Green Springs along the Alligator Ridge Trend of gold deposits.  In the 1980's and 1990's, Amselco Minerals and others mined from multiple pits and by 1995, had produced over 750,000 ounces of gold grading 2.2 g/t (0.064 oz/t) (Vance Spalding, personal communication).

Kinross now owns the project and has renamed it the Vantage Complex.  A 2016 resource estimate states a total of 828,000 Inferred ounces grading between 0.51 and 0.62 g/t (0.015 - 0.018 oz/t) gold contained in four separate deposits (Vance Spalding, personal communication). Alligator Ridge deposits resemble the Alpha and Tango targets at Green Springs, and the nearby Yankee and Pan deposits in that disseminated gold mineralization is hosted near the contact between the Devonian/Mississippian Pilot Shale and the underlying Devonian Guilmette Limestone.

15.7 Mount Hamilton

The Mountain Hamilton polymetallic skarn and porphyry deposits are located 12 km north of Green Springs.  They are believed to be unrelated to the surrounding Carlin-type gold deposits; the skarns at surface and the porphyry mineralization intersected at depth are associated with a Cretaceous-age intrusive, whereas Eocene age intrusive activity is generally believed to be causative for Carlin Type deposits in Nevada. Rae Mining conducted open pit mining beginning in 1994 from a partially oxidized skarn formed in Cambrian shales.

An affiliate of Waterton controls the project.  In 2012, Solitario Resources Corporation ("Solitario") had a resource estimate prepared for the two deposits by SRK (press release, September 27, 2012). Solitario sold the property to Waterton in 2015.

Mineralization occurs with tungsten, molybdenum and copper +/- zinc with gold mineralization associated with white, cross cutting quartz veins.

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Table 13:  Mineral Resource Statement, Seligman Gold-Silver Deposit prepared by SRK for Solitario Resources

Resource Category	Tons millions	Gold Grade		Silver Grade*		AuEq	Contained Ounces
		Oz/Ton	g/Tonne	Oz/Ton	g/Tonne	Oz/ Ton	Gold	Silver	AuEq
Indicated	6.96	0.022	0.76	0.097	3.34	0.024	154,388	676,665	166,691
Inferred	3.77	0.021	0.71	0.144	4.94	0.023	78,044	543,671	87,929

Table 14: Mineral Reserves Statement, Centennial Gold-Silver Deposit prepared by SRK for Solitario Resources

Reserve Category	Tons (millions)	Gold Grade		Silver Grade*		Contained Gold (oz)	Contained Silver (oz)
		Oz/Ton	g/Tonne	Oz/Ton	g/Tonne
Proven	0.923	0.032	1.10	0.155	5.31	29,300	142,700
Probable	21.604	0.021	0.72	0.134	4.59	457,800	2,884,300
Prov.+Probable	22.527	0.022	0.75	0.136	4.66	487,100	3,028,200

*Reported silver grade is cyanide soluble.

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16 Other Relevant Data and Information

All relevant data and information regarding the Green Springs property are included in this Technical Report.  The author is not aware of any other data or information regarding the Green Springs property without which this Technical Report would be incomplete or misleading.

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17 Interpretation and Conclusions

The Green Springs project is located at the southeast end of the Battle Mountain-Eureka Gold (Cortez) Trend, a northwest alignment of a number of historical and currently producing Carlin type gold deposits.  The property was the locus of the past-producing Green Springs mine operated by USMX, Inc from 1988 to 1990 from which a reported 1.1 million metric tons of ore averaging 2.1 g/t (0.061 oz/ton) gold was produced.  Historical exploration and mining identified significant near-surface oxide gold mineralization occurring along a north-south to north-northeast trend over approximately 4 kilometres (2.5 mi).  The gold mineralization is Carlin type, hosted in Devonian and Mississippian limestone and siliciclastic units, namely the Chainman Formation, Joana Limestone and Pilot Shale.  Historic mining produced gold from the lower Chainman Formation and the upper part of the Joana.  Structural controls to known mineralization along the Green Springs mine trend include the faulted western limb of a north to northeast-striking anticline and west-northwest striking cross-faults.  Contractional structures including folds and reverse and thrust faults are evident at Green Springs and may serve as structural controls to mineralization.

The current claim position for the property comprises 220 unpatented mineral claims which Contact currently controls under an option agreement dated July 23, 2019 with DHI, Nevada Select and Ely Gold.

The Green Springs project area has been the subject of a number of campaigns of exploration activity carried out by several previous operators and currently by Contact.  These exploration programs have included geologic mapping, widespread soil sampling, rock sampling, geophysical surveys and drilling.  The most recent activity is Contact's 2019 and ongoing exploration program which has included rock sampling, target delineation and the drilling of 10 RC holes in 2019.  Their work thus far has confirmed the presence of oxide gold mineralization in several mineralized zones and target areas.

In addition to the mined deposits at Green Springs, several other Carlin-type mineralized zones and exploration targets occur on the property in the above-mentioned stratigraphic units.  To date, the most significant, near-surface, gold mineralization occurs at the Alpha, Beta, Charlie North and Echo zones.  The Golf, Foxtrot and Whiskey targets are situation on a separate, parallel anticline located one kilometre (0.6 mi) east of the Green Spring mine trend.  Drill targets with strong potential are also found north of Alpha and south of Echo along the mine trend.  Both the Chainman/Joana and Pilot/Guilmette horizons are potential hosts to mineralization in all target areas except Alpha, Tango and Whiskey where the Chainman/Joana horizon has been removed by erosion.  Historically, the Pilot Shale has not been well-explored on the project though some drill testing by Contact and previous operators confirms the presence of gold mineralization in this unit.  The Pilot Shale and Pilot/Guilmette contact is an important host horizon in several mines in the region, for example, Fiore's Pan mine and Kinross's Vantage (Alligator Ridge) and Yankee deposits.  Throughout most of the Green Springs project area this horizon remains untested by drilling.

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The project drill hole data set includes data from 661 RC drill holes (38,974 metres; 127,834 ft)) drilled at Green Springs by Contact and other historical operators.  The author reviewed the project data and believes the data are acceptable as used in this Technical Report.  Additional compilation and verification of historical data is needed prior to any formal estimation of project gold resources.

The author has reviewed the Green Springs project data, performed an audited of a portion of the drill hole data, evaluated available QA/QC data, conducted a site visit which included a review of the property geology (including mineralized outcrops) and an inspection of drill cuttings from drill holes with mineralized intervals.  The author is unaware of any significant risks or uncertainties that are expected to affect the reliability of the exploration information presented in this Technical Report, and the data provided to the author by Contact are believed to be reasonably representative of the Green Springs project geology and gold mineralization.  The author concludes that the Green Springs project includes both near-surface and deeper targets that warrant further exploration work.

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18 Recommendations

On the basis of the discussion in Section 9, the Green Springs project clearly warrants additional exploration investment.  An aggressive work program is therefore recommended.

Multiple, high quality drill targets have been identified by Contact along the Green Springs mine trend of deposits and zones including Alpha and Tango in the north part of the property, to Bravo, Charlie North, Echo Zones and the Zulu target in the south.  The parallel anticline trend located 1 kilometre east of the mine trend encompassing the Whiskey, Foxtrot, Golf and other unnamed targets south of Golf represents additional exploration potential.  Detailed geologic mapping, and surface rock and soil sampling has been completed, and this in combination with existing CSAMT data is sufficient to define at least nine, drill-ready targets, though further surface investigations should be completed to both refine existing targets and to develop new targets elsewhere in the Green Springs project area. To this end, detailed mapping focused on gold and trace element soil anomalies should continue, accompanied by selective rock-chip sampling of altered or otherwise permissive outcrops.  Gravity and possibly magnetic surveys are recommended to provide additional data upon which to target drill holes, especially in areas that are covered, or have poor exposure of geology.  Core drilling should be at least 20% of the total metreage to provide the exploration team with the details of the project stratigraphy, structure, alteration, and mineralization.  Drill core would also allow for additional metallurgical testing.

Contact's 2019 exploration program confirmed the target concept of primary interest: that gold mineralization occurs within the lower Pilot Shale, particularly at the contact of the Pilot Shale with the underlying Guilmette Limestone.  This concept was key to Contact's decision to acquire the project. The remaining potential at the Chainman Shale / Joana Limestone contact appears limited to perhaps 100,000 to 200,000 ounces gold but the Pilot Shale target has been essentially unexplored at Green Springs.  The proof of concept program was successful, and so an aggressive approach to pursuing this target along the entire length of the Green Springs mine trend as well as peripheral targets is recommended.  Deeper drilling on the northern Carlin trend in the 1980's and early 1990's was key to discovering the giant deposits at Post/Betze, Meikle and Leeville after 20 previous years of mining.

A Phase 1 budget and program totalling $3.77 million is recommended, including 15,000 metres (49,125 ft) of RC and 3,750 metres (12,250 ft) of core drilling is recommended.  Depending on the success of the Phase 1 program, a Phase 2 program with a budget of $5.32 million, including an additional 21,000 metres of RC and 5,250 metres of core would be recommended.  These programs include drilling and associated road building, additional soil and rock- chip sampling, geologic studies, and geophysics, and resource calculation and metallurgical studies. This work would address already defined targets in and adjacent to the mine trend as well as work on peripheral target areas.  Costs for the recommended program are summarized in Table 15.

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Table 15: Recommended exploration budget for Green Springs

Item	Phase 1	Phase 2
Geology; Soil and Rock Sampling	$ 150,000	$ 175,000
Geophysics Gravity / Magnetics Survey	75,000	75,000
RC Drilling Contractors	1,250,000	1,750,000
Core Drilling Contractors	1,250,000	1,750,000
Drilling Program - Assaying	500,000	700,000
Drilling Program - Personnel	247,500	350,000
Project Supervision and Interpretation	125,000	175,000
Land Holding	100,000	100,000
Permitting and Environmental	60,000	75,000
Resource Calculation	-	100,000
Metallurgy	12,500	70,000
Total	$3,770,000	$5,320,000

It is the author's opinion that Green Springs is a project of merit and warrants the proposed program and level of expenditures outlined above.

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19 References

Barton, M.D., 1990, Cretaceous magmatism, metamorphism, and metallogeny in the East-Central Great Basin: Geological Society of America Memoir, v. 174.

Barton MD, Girardi JD, Kreiner DC, Seedorff E, Zurcher L, Dilles JH, Haxel GB, Johnson DA, Steininger RC, Pennell WM., 2011, Jurassic igneous-related metallogeny of southwestern North America in Great Basin Evolution and Metallogeny: Geological Society of Nevada.

Cline, J.S., Hofstra, A.H., Muntean, J.L., Tosdal, R.M., and Hickey, K.A., 2005, Carlin-Type Gold Deposits in Nevada: Critical Geologic Characteristics and Viable Models: Economic Geology, v. 100.

Christiansen, R.L., and McKee, E.H., 1978, Late Cenozoic volcanic and tectonic evolution of the Great Basin and Columbia Intermontane regions: Geological Society of America Memoir 152.

Cox, J, 2015, 2015 exploration report, Green Springs Project in White Pine County, Nevada, USA: proprietary in-house report for DHI Minerals Ltd and Ely Gold Corporation.

Dickinson, W.R., 2006. Geotectonic evolution of the Great Basin: Geosphere, vol 2, No.7.

Dickinson, W.R., 2004, Evolution of the North American cordillera; Annu. Rev. Earth Planet. Sci., 32.

Henry, C.D., and Ressel, M.W., 2000, Eocene magmatism of northeastern Nevada: The smoking gun for Carlin-type gold deposits. In Geology and Ore Deposits 2000: The Great Basin and Beyond Symposium proceedings: Geological Society of Nevada.

Hose, R.K., and Blake, M.C., Jr., 1976, Geology, Part 1 in Geology and mineral resources of White Pine County, Nevada: Nevada Bureau of Mines and Geology Bulletin 85.

Humphrey, F. L., 1960, Geology of the White Pine District, Nevada: Unpublished Doctoral dissertation, University of California, Los Angeles.

Humphreys, E.D., 1995, Post-Laramide removal of the Farallon slab, western United States: Geology, v. 23.

Ketner, K.B., 1988. Alpha, AG, 1992, Mesozoic and Tertiary rocks near Elko, Nevada-evidence for Jurassic to Eocene folding and low-angle faulting: US Geol. Surv. Bull. 1988C.

Langrock, H., 1995, Tectonic denudation of Mesozoic contractile structures by a low-angle normal fault and associated faults, southern White Pine Range, Nevada: Unpublished M.S.  thesis, University of Nevada-Las Vegas.

Lipman, P.W., Prostka, H.J., and Christiansen, R.L., 1972, Cenozoic volcanism and platetectonic evolution of the western United States. I. Early and middle Cenozoic: Royal Society of London Philosophical Transactions, v. A271.

Macfarlane, B. J. (2012). Stratigraphy, Structure, and Mineralization of Kinsley Mountain, Elko County, Nevada: Unpublished MSc. thesis, Arizona State University.

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Misch, P., 1960, Regional structural reconnaissance in central-northeast Nevada and some adjoining areas-observations and interpretations, in Guidebook to the geology of east-central Nevada: Intermountain Association of Petroleum Geologists, 11th Annual Field Conference.

Muntean, J. L., ed., 2011, Diversity of Carlin-style Gold Deposits: Reviews in Economic Geology v 20, Society of Economic Geologists.

Muntean, J.L., Cline, J.S., Simon, A.C., and Longo, A. A., 2011, Magmatic-hydrothermal origin of Nevada's Carlin-type gold deposits: Nature Geoscience, v. 4, p. 121-127.

Myers, G., Dennis, M. D., Wilkinson, W. H., & Wendt, C.,1991, Precious-Metal Distribution in the Mount Hamilton Polymetallic Skarn System, Nevada in Geology and Ore Deposits of the Great Basin: symposium proceedings: Geological Society of Nevada.

Nolan, T. B., Merriam, C. W., and Williams, J. S., 1956, The stratigraphic section in the vicinity of Eureka, Nevada: U. S. Geological Survey Professional Paper 276.

Nutt, C. J., 2000, Geologic Map of the Alligator Ridge Area, Including the Buck Mountain East and Mooney Basin Summit Quadrangles and Parts of the Sunshine Well NE and Long Valley Slough Quadrangles, White Pine County, Nevada.

Nutt, C.J. and Hofstra, A.H., 2007, Bald Mountain gold mining district, Nevada: A Jurassic reduced intrusion-related gold system: Economic Geology, v 102.

Nutt, C.J. and Good, S.C., 1998. Recognition and significance of Eocene deformation in the Alligator Ridge area, central Nevada: US Geological Survey Open-File Report 98.

Putney TR., 1985, Geology, geochemistry, and alteration of the Seligman and Monte Cristo stocks, White Pine mining district, White Pine County, Nevada: unpublished Doctoral dissertation, University of Nevada, Reno.

Ressel, M.W. and Henry, C.D., 2006. Igneous geology of the Carlin trend, Nevada: Development of the Eocene plutonic complex and significance for Carlin-type gold deposits: Economic Geology, v 101.

Rhys, D., Valli, F., Burgess, R., Heitt, D., Greisel, G., Hart, K., Pennell, W.M. and Garside, L.J., 2015, Controls of fault and fold geometry on the distribution of gold mineralization on the Carlin trend. In New concepts and discoveries: Proceedings, Geological Society of Nevada Symposium (Vol. 1) Reno, Nevada

Robinson, J, 2019, Preliminary Evaluation of the Green Springs Submittal Property: proprietary report prepared for Contact.

Russell, R.H., 2005, Technical Report for the Green Springs Exploration Property in White Pine County, Nevada USA: NI 43-101 Technical Report prepared for Palladon Ventures Ltd, Vancouver, B.C., 73 pages.

Seedorff, E., 1991, Magmatism, extension, and ore deposits of Eocene to Holocene age in the Great Basin-Mutual effects and preliminary proposed genetic relationships in: Geology and Ore Deposits of the Great Basin, Symposium Proceedings: Geological Society of Nevada, Reno, Nevada

SRK Consulting Inc. (US), 2013, proprietary Technical Memorandum on the Green Springs project prepared for Ely Gold and Minerals Ltd.

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Technical Report for the Green Springs Project White Pine County Nevada

Thorman, C. H. and Peterson, F., 2003, The Middle Jurassic Elko Orogeny: A major tectonic event in Nevada-Utah. In Annual Meeting Expanded Abstracts (Vol. 12, pp. 169-174). Tulsa, Okla.: Am. Assoc. of Pet. Geol.

Wilson, W.R., 1996, Jasper gold prospect potential: proprietary in-house report for Seine River Resources, Vancouver, B.C.

Wilson, W.R.., Cox, J.W., and Lance, D.L., 1991, Geology and geochemistry of the Green Springs Gold Mine, White Pine County, Nevada: in Geology and ore deposits of the Great Basin, Geological Society of Nevada Symposium 1990 Proceedings. Reno, Nevada.

Wright, J. L., 2020, Green Springs Property Geophysical Data Compilation and GIS Compilation: proprietary report prepared for Clover Nevada II LLC and Contact Gold Corp.

Zimmerman, J.E., 2004, Exploration targets at the Green Springs Project, White Pine County, Nevada: proprietary in-house report for Genesis Gold Corporation.

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Appendix A
Glossary of Technical Terms and Abbreviations

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AA/AAS	atomic absorption
AES	atomic emission spectrometry
Au	gold
BLM	US Bureau of Land Management
CAD	Canadian dollars
CPG	Certified Professional Geologist
CRM	certified reference material
et al.	and others
FA	fire assay
Fig.	figure
ft	foot, feet
g/t	grams per tonne
GPS	Global Positioning System
ha	hectare(s)
hr	hour
ICP	Inductively coupled plasma
ICP/MS	Inductively coupled plasma/mass spectrometry
JV	joint venture
kg	kilogram
km	kilometre
mi	mile
mi	metre
mm	millimetre
MSc.	Masters of Science degree
NAD	North American Datum (e.g. NAD27)
NI	National Instrument (as in Canadian NI 43-101)
No.	number
NOI	Notice of Intent
NSR	net smelter royalty
oz/t	troy ounces per short ton
PoO	Plan of Operations
ppb	parts per billion
ppm	parts per million
Qa/Qc	Quality Assurance/Quality Control
QP	Qualified Person
R	Range ( as in T 15 N, R 57 E)
RC	reverse circulation
SD	standard deviation
T	Township (as in T 15 N, R 57 E)
TSX	Toronto Stock Exchange

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TSXV	Toronto Venture Exchange
USFS	US Forest Service
USGS	United States Geological Survey
UTM	Universal Transverse Mercator
VWAP	volume-weighted average price
XRF	X-ray flouresence
μm	micrometre
$	dollars (Unless otherwise indicated, all references to dollars ($) in this report refer to currency of the United States)
.csv	comma separated value
<	less than
>	greater than
%	percent
°F	degrees Fahrenheit
°C	degrees Celsius

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Certificate of Qualified Persons

I, John J. Read, do hereby certify that:

1. I am a consulting geologist to the mineral industry and reside at:

 2475 Lewis Street Lakewood Colorado 80215

 jread0422@gmail.com.

 (303) 507-1838

2. I hold the following academic qualifications:

M.Sc. Geology, Washington State University, Pullman, Washington, May 1985.

B.Sc. Geology, University of Minnesota, Minneapolis, Minnesota, June 1982.

3. I have practiced my profession continuously for 35 years.  I am a Certified Professional Geologist registered with the American Institute of Professional Geologists, CPG-10722.

4. I have read the definition of "Qualified Person" set out in NI 43-101 and by virtue of my education, relevant experience with similar projects, and professional registration as above, I fulfill the requirements as a Qualified Person as defined in NI 43-101.

5. I have read NI 43-101 and this Technical Report has been prepared in compliance therewith.

6. I am responsible for the preparation of the Technical Report titled, Technical Report for the Green Springs Project, White Pine County Nevada prepared for Contact Gold Corp., with an effective date of June 12, 2020.

7. I visited the Green Springs Project Site on June 1, 2020.

8. I have no prior involvement with the project or issuer.

9. I am independent of Contact Gold Corp as defined in Section 1.5 of NI 43-101.  I hold no beneficial interest in the foregoing.

10. To the best of my knowledge, information, and belief, this Technical Report contains all scientific and technical information required to be disclosed to make this Technical Report not misleading.

Dated this 5th day of August 2020

Effective Date: June 12, 2020

(Original signed and sealed "John J. Read, MSc., Certified Professional Geologist)

John J. Read, MSc., Certified Professional Geologist (CPG)

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